FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

Exhibit 4.10

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SPREADTRUM COMMUNICATIONS, INC.

BREEZE ACQUISITION CORPORATION

QUORUM SYSTEMS, INC.

BERNARD XAVIER, JARRETT MALONE AND LON CHRISTENSEN AS FOUNDERS

AND WITH RESPECT TO ARTICLES VIII, IX, and X ONLY

ENTERPRISE PARTNERS VI, LP AS SHAREHOLDER REPRESENTATIVE

AND

U.S. BANK, NATIONAL ASSOCIATION AS ESCROW AGENT

Dated as of November 16, 2007

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

-i-

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

3.23	Substantial Customers and Suppliers	48
3.24	Accounts Receivable	48
3.25	Inventory	49
3.26	Brokers	49
3.27	Banks and Brokerage Accounts	49
3.28	Warranty Obligations	49
3.29	Foreign Corrupt Practices Act	50
3.30	Restrictions on Business Activities	50
3.31	Export Control Laws	50
3.32	Financial Projections/Operating Plan	51
3.33	Approvals	51
3.34	Takeover Statutes	52
3.35	No Solicitation	52
3.36	Consent Solicitation	52
3.37	Hart-Scott-Rodino	52
3.38	Disclosure	52

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB	52

4.1	Organization and Standing	52
4.2	Authority	53
4.3	Consents	53
4.4	Parent Common Stock and Capital Resources	53
4.5	No Conflict	53
4.6	SEC Documents	53
4.7	Information Supplied	53
4.8	Brokers	54

ARTICLE V	CONDUCT PRIOR TO THE EFFECTIVE TIME	54

5.1	Conduct of Business of the Company	54
5.2	No Solicitation	57
5.3	Procedures for Requesting Parent Consent	58

ARTICLE VI	ADDITIONAL AGREEMENTS	58

6.1	Access to Information	58
6.2	Confidentiality	59
6.3	Public Disclosure	59
6.4	Reasonable Efforts	59
6.5	Notification of Certain Matters	60
6.6	Shareholder Approval	60
6.7	Securities Law Compliance	61
6.8	Merger Notification	62
6.9	Consents	62
6.10	Restrictions on Transfer	63
6.11	Termination and Modification of Agreements	63
6.12	Employee Matters	63
6.13	Proprietary Information and Inventions Assignment Agreement	64
6.14	New Employment Benefits	64
6.15	No Liability for New Employees or Former Employees	64
6.16	Resignation of Officers and Directors	64

-ii-

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

6.17	Termination of 401(k) Plan	64
6.18	Section 280G	65
6.19	Spreadsheet	65
6.20	FIRPTA Compliance	65
6.21	Affiliate Agreements	66
6.22	Director and Officer Liability	66
6.23	RSU Grants	67

ARTICLE VII	CONDITIONS TO THE MERGER	68

7.1	Conditions to Obligations of Each Party to Effect the Merger	68
7.2	Conditions to the Obligations of Parent and Sub	69
7.3	Conditions to Obligations of the Company	72

ARTICLE VIII	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW	72

8.1	Survival of Representations and Warranties	72
8.2	Indemnification	73
8.3	Maximum Payments; Remedy	74
8.4	Escrow	75
8.5	Shareholder Representative	81

ARTICLE IX	TERMINATION, AMENDMENT AND WAIVER	83

9.1	Termination	83
9.2	Effect of Termination	84
9.3	Fees and Expenses	84
9.4	Amendment	84
9.5	Extension; Waiver	84

ARTICLE X	GENERAL PROVISIONS	84

10.1	Notices	84
10.2	Counterparts	86
10.3	Entire Agreement; Assignment	86
10.4	Severability	86
10.5	Other Remedies	86
10.6	Governing Law; Exclusive Jurisdiction	86
10.7	Rules of Construction	87
10.8	Waiver of Jury Trial	87

-iii-

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

INDEX OF EXHIBITS AND SCHEDULES

Exhibits	Description
Exhibit A	Shareholder Certificate
Exhibit B	Declaration of Registration Rights
Exhibit C-1	Employee Proprietary Information Agreement
Exhibit C-2	Consultant Proprietary Information Agreement
Exhibit D	Legal Opinion

Schedules	Description
Schedule 2.13(a)	Earn-Out Payment
Schedule 6.6(a)	Shareholder Approval
Schedule 6.7(c)	Shareholder Certificates Delivered Immediately Following Signing
Schedule 6.11(b)	Modified Contracts
Schedule 6.12(a)	Key Employees
Schedule 6.19	Spreadsheet
Schedule 6.21	Affiliates
Schedule 7.2(g)	Third Party Consents
Schedule 7.2(h)	Terminated Agreements
Schedule 7.2(w)	Technology Export Licenses
Schedule 7.2(y)	Release of Liens

-iv-

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 16, 2007 by and among Spreadtrum Communications, Inc., a Cayman Islands company (“Parent”), Breeze Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), Quorum Systems, Inc., a Delaware corporation (the “Company”), Bernard Xavier, Jarrett Malone and Lon Christensen (each a “Founder,” and collectively, the “Founders”), with respect to Article VIII, Article IX and Article X hereof only, Enterprise Partners VI, LP as shareholder representative (the “Shareholder Representative”) and U.S. Bank, National Association, as escrow agent (“Escrow Agent”).

RECITALS

A. The Boards of Directors of each of Parent, Sub and the Company believe it is advisable and in the best interests of each company and its respective shareholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”), and, in furtherance thereof, have approved this Agreement and the Merger.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of Eligible Stock (as defined below) and Company Options (as defined below) shall be converted into the right to receive, upon the terms set forth herein, a combination of cash and Parent Common Stock (as defined below).

C. The Company and the Founders, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

D. A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as partial security for the indemnification obligations set forth in this Agreement.

E. On or prior to the execution of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, the Company shall have obtained the irrevocable approval of the Merger, this Agreement and the transactions contemplated thereby by: (i) the Company’s Board of Directors; and (ii) such holders of the issued and outstanding shares of Company Capital Stock (as defined below), including, without limitation, the individuals set forth on Schedule 6.6(a), sufficient to adopt and approve this Agreement and approve the Merger as required under (1) Delaware Law (as defined below) and (2) the Company’s certificate of incorporation and bylaws (the “Shareholder Approval”).

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

1.1 Certain Defined Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Action or Proceeding” shall mean any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental Entity investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

(b) “ADSs” shall mean the American Depositary Shares of Parent tradable upon the Nasdaq Global Market (“Nasdaq”).

(c) “Affiliate” shall mean, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (ii) any other Person that owns or controls ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (iii) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

(d) “Aggregate Consideration Amount” shall mean an amount equal to $70,000,000.

(e) “Approval” shall mean any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

(f) “Assets and Properties” shall mean, with respect to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

(g) “Associate” shall mean, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

(h) “Audited Financial Statements” shall mean the audited consolidated balance sheets of the Company for each of the fiscal years ended December 31, 2003, December 31, 2004, December 31, 2005 and December 31, 2006, respectively, and the related statements of operations, cash flow and stockholders’ equity for each of the fiscal years then ended, in each case including the notes thereto together with the unqualified report of the Company’s independent accountants with respect thereto.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(i) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in either of (i) San Francisco, California, United States or (ii) Shanghai, People’s Republic of China are authorized or obligated by Law or Order to close.

(j) “Cash Component of the Merger Consideration” shall mean (i) for each share of Eligible Stock, an amount equal to the quotient of the Merger Cash divided by the Total Outstanding Shares, (ii) as provided for in Section 2.6(b) hereof, for each Company Option held by a Cashed-Out Company Optionholder, an amount equal to the quotient of the Merger Cash divided by the Total Outstanding Shares, subject to reduction for payment of the exercise price of such Company Option, and (iii) for each Common Stockholder, any additional payments payable pursuant to Section 2.13 hereof.

(k) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(l) “Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and all other shares of capital stock, if any, of the Company, taken together.

(m) “Company Common Stock” shall mean shares of common stock, par value $0.0001 per share, of the Company.

(n) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

(o) “Company Financials” shall mean the Audited Financial Statements and the Interim Financial Statements.

(p) “Company Intellectual Property” shall mean any Intellectual Property that is owned by the Company, or exclusively licensed to the Company.

(q) “Company Material Adverse Effect” shall mean any change, event, effect, occurrence or circumstance that is materially adverse to the business, assets, financial condition, results of operations or prospects of the Company, taken as a whole; provided, however, that none of the following, individually or in combination, shall be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect: any facts, changes, developments, events, conditions, occurrences, actions or omissions generally affecting (i) the industry in which the

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

Company primarily operates to the extent they do not disproportionately affect the Company in relation to other companies in the industry in which the Company primarily operates, or (ii) the economy, or financial or capital markets, including any facts, changes, developments, events, conditions, occurrences, actions or omissions resulting from natural disasters and terrorist attacks, in the United States or elsewhere in the world to the extent they do not disproportionately affect the Company in relation to other companies in the industry in which the Company primarily operates.

(r) “Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire Company Capital Stock listed on Section 3.3(c) of the Disclosure Schedule held by any employee, consultant or director of the Company.

(s) “Company Preferred Stock” shall mean shares of preferred stock, par value $0.0001 per share, of the Company.

(t) “Company Warrant” shall mean any outstanding warrant or other security (other than the Company Options) exercisable for shares of Company Capital Stock.

(u) “Contract” shall mean any written or binding oral mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

(v) “Deposit Materials” shall mean any of the following items for each Company product: (i) any manufacturing specifications, process flows, process recipes, tape outs, test cases and other documentation and materials useful for manufacturing the Company product; (ii) any design databases, mask layers, reticles, test vectors, net lists, RTL or GDSII code, or similar formats used to design the Company product; (iii) any firmware used in the Company products; or (iv) a letter or correspondence which authorizes the Company’s manufacturer to manufacture, sell, or distribute the Company product to a third party.

(w) “DOL” shall mean the United States Department of Labor.

(x) “Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate.

(y) “Employee Agreement” shall mean each management, employment, severance, separation, consulting, contractor, relocation, repatriation, expatriation or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options) between the Company or any ERISA Affiliate and any Employee, and which the Company or any ERISA Affiliate has or may have any liability or obligation.

(z) “Environment” shall mean air, surface water, ground water, or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish, biota or other natural resources.

(aa) “Environmental Clean-up Site” shall mean any location which is listed or proposed for listing on the National Priorities List promulgated by the U.S. Environmental Protection Agency, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites relating to investigation or cleanup, or which is the subject of any pending or threatened Action or Proceeding related to or arising from any location at which there has been a Release or threatened or suspected Release of a Hazardous Material.

(bb) “Environmental Law” shall mean any federal, state, local or foreign environmental, health and safety or other Law relating to of Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

(cc) “Environmental Permit” shall mean any permit, license, approval, consent or authorization required under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity.

(dd) “Equity Equivalents” shall mean any securities that, by its terms, is or may be exercisable, convertible or exchangeable for or into Company Common Stock, Company Preferred Stock or any other security of the Company.

(ee) “ERISA Affiliate” shall mean any other current or former Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code, and the regulations issued thereunder.

(ff) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(gg) “Escrow Amount” shall mean, with respect to each share of Eligible Stock and each Company Option held by a Shareholder or a Cashed-Out Company Optionholder, respectively, an amount in cash equal to the quotient obtained by dividing (i) the Total Escrow Amount, by (ii) the Total Outstanding Shares.

(hh) “Exchange Act” shall mean the United States Securities Exchange Act of 1933, as amended

(ii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

(jj) “GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time.

(kk) “Governmental Entity” shall mean any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

(ll) “Hazardous Material” shall mean: (i) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls; (ii) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; or (iii) any other chemical, material, substance or waste which is regulated by any Governmental Entity or which could constitute a nuisance.

(mm) “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(nn) “Income Tax” shall mean: (i) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, excluding any Other Tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign); (ii) any Liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. §1.1502-6 or comparable provisions of any Taxing Authority in respect of a Tax Return or any Contract; or (iii) any Liability to any Person for any amount described in the immediately preceding clause (i) or (ii) as a result of an express or implied obligation to indemnify such Person, including pursuant to a tax sharing or allocation agreement.

(oo) “Indebtedness” shall mean, with respect to any Person, all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, and (v) in the nature of a guarantee of any of the obligations described in clauses (i) through (iv) above of any other Person. Notwithstanding the foregoing, Indebtedness shall not include future rent payments under non-capital leases and shall not include future licensing payments in connection with the Software License and Maintenance Agreement dated as of September 26, 2006, by and between the Company and Cadence Design Systems (the “Cadence Agreement”).

(pp) “Intellectual Property” shall mean all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of (and all rights to apply for and register) patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

(qq) “Interim Financial Statement Date” shall mean September 30, 2007.

(rr) “Interim Financial Statements” shall mean the unaudited balance sheet of the Company as of September 30, 2007, and the related unaudited statements of operations and cash flows for the nine-month period ended on such date.

(ss) “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(tt) “Internal Revenue Service” shall mean the United States Internal Revenue Service.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(uu) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

(vv) “Investment Assets” shall mean all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

(ww) “knowledge” or “known” shall mean, with respect to the Company, the knowledge of Bernard Xavier, Diane Horvath, Lon Christensen, Jarrett Malone, James Benefer, John O’Connor and Tim Heenan, for each such person after reasonable inquiry of those persons employed by the Company with administrative or operational responsibility for such matter.

(xx) “Law” or “Laws” shall mean any law, statute, Order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

(yy) “Liability” shall mean all Indebtedness, obligations and other liabilities of a Person of any kind, character or description, whether know or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

(zz) “License” shall mean any contract, commitment, agreement or other arrangement that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

(aaa) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

(bbb) “Merger Cash” shall mean an amount in cash equal to $55,000,000, subject to adjustment as set forth in Section 2.6(h) hereof.

(ccc) “Merger Consideration” shall mean (i) the Stock Component of the Merger Consideration plus (ii) the Cash Component of the Merger Consideration.

(ddd) “Merger Shares Value” shall mean an amount equal to $15,000,000.

(eee) “Merger Shares” shall mean the number of shares of Parent Common Stock equal to the quotient obtained by dividing the Merger Shares Value by the Trading Price.

(fff) “Open Source Software” shall mean any software, program, module, code, library, database, driver or similar component (or portion thereof) (“Software”) that meets one or more of the following criteria: (i) has been distributed, contributed or otherwise transferred into the public domain, either voluntarily, involuntarily, by the operation of Law or otherwise; (ii) was formerly governed by intellectual property rights, all or some of which have been invalidated, terminated, expired, waived or otherwise lapsed;

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(iii) is subject to, distributed, transmitted, licensed or otherwise made available under any so-called “public license,” “open source license,” “free license,” “industry standard license,” intellectual property pool license” or similar license, the intention of which is to permit the public use, modification, distribution, incorporation and/or exploitation of the Software without conveying an exclusive or proprietary interest in such licensed Software (although certain other conditions may be imposed by such license); or (iv) subject to, distributed, transmitted, licensed or otherwise made available under any of the following licenses: GNU General Public License, GNU Library or “Lesser” Public License, BSD license, MIT license, Mozilla Public License, IBM Public License, Apache Software License, Sun Industry Standards Source License, Intel Open Source License, Apple Public Source License, or any substantially similar license, or any license that has been approved by the Open Source Initiative.

(ggg) “Option Plan” shall mean the Company’s 2004 Stock Option/Stock Issuance Plan, as amended to date.

(hhh) “Order” shall mean any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each such case whether preliminary or final).

(iii) “Other Tax” shall mean (i) any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign), or (ii) any Liability to any Person for amounts described in clause (i) above as a result of an express or implied obligation to indemnify such Person, including pursuant to a tax sharing or allocation agreement.

(jjj) “Parent Common Stock” shall mean the ordinary shares, par value $0.0001 per share, of Parent.

(kkk) “Parent Material Adverse Effect” shall mean any change, event or effect that is materially adverse to the business, assets, financial condition or results of operations of Parent; provided, however, that in no event shall any of the following, alone or in combination with any of the others, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) any change or changes in the price per share of Parent Common Stock or a change in the trading volume of Parent Common Stock; (ii) any occurrence or occurrences relating to the industry in which Parent operates, other than that which affects Parent disproportionately; (iii) failing to meet or otherwise satisfy analyst or other third party expectations relating to the results of Parent’s operations; or (iv) any occurrence or occurrences that proximately results from the public announcement of this Agreement.

(lll) “Parent’s Accountants” shall mean Deloitte Touche Tohmatsu CPA Ltd., independent accountants of Parent.

(mmm) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(nnn) “Permitted Liens” shall mean (i) statutory liens for taxes that are not yet due and payable, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with,

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) liens in favor of customs and revenue authorities arising as a matter of applicable Law to secure payments of customs duties in connection with the importation of goods.

(ooo) “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

(ppp) “Pro Rata Portion” shall mean, with respect to each Shareholder or Cashed-Out Company Optionholder (other than a Shareholder holding Dissenting Shares who does not effectively withdraw or lose such Shareholder’s dissenter’s rights as contemplated by Section 2.7 hereof), an amount equal to the quotient of (i) the aggregate Merger Consideration received by such Shareholder or Cashed-Out Company Optionholder, divided by (ii) the aggregate Merger Consideration received by all Shareholders and all Cashed-Out Company Optionholders, in each case excluding such Merger Shares and Merger Cash that would otherwise be issued to Shareholders if they had not effectively withdrawn or lost their dissenters’ rights as contemplated by Section 2.7 hereof.

(qqq) “PTO” shall mean the United States Patent and Trademark Office.

(rrr) “Registered Intellectual Property” shall mean all United States, international, foreign and other non-United States: (i) patents and patent applications (including provisional applications); (ii) registered trademarks and servicemarks, applications to register trademarks and servicemarks, intent-to-use applications, other registrations or applications to trademarks or servicemarks, or trademarks or servicemarks in which common law rights are owned or otherwise controlled; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; and (v) other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity.

(sss) “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

(ttt) “SEC” shall mean the United States Securities and Exchange Commission.

(uuu) “Securities Act” shall mean the United States Securities Act of 1933, as amended.

(vvv) “Shareholder” shall mean any holder of any Eligible Stock immediately prior to the Effective Time.

(www) “Site” shall mean any of the real properties currently or previously owned, leased, occupied, used or operated by the Company, any predecessors of the Company, or any entities previously owned by the Company, including all soil, subsoil, surface waters and groundwater.

(xxx) “Stock Component of the Merger Consideration” shall mean (i) for each share of Eligible Stock, a fraction of a share of Parent Common Stock equal to the quotient of the Merger Shares divided by the Total Outstanding Shares, and (ii) as

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

provided for in Section 2.6(b) hereof, for each Company Option held by a Cashed-Out Company Optionholder, a fraction of a share of Parent Common Stock equal to the quotient of the Merger Shares divided by the Total Outstanding Shares.

(yyy) “Subsidiary” shall mean any Person, whether or not existing on the date hereof, in which the Company or Parent, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such Person.

(zzz) “Tax Law” shall mean the Internal Revenue Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

(aaaa) “Tax Return” shall mean any return, report, estimate, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

(bbbb) “Tax” or “Taxes” shall mean Income Taxes and/or Other Taxes, as the context requires.

(cccc) “Taxing Authority” shall mean any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

(dddd) “Total Escrow Amount” shall mean an amount in cash equal to $7,000,000.

(eeee) “Total Outstanding Shares” shall mean the aggregate number of shares of Eligible Stock and Company Options issued and outstanding immediately prior to the Effective Time.

(ffff) “Trading Price” shall mean an amount equal to one-third (1/3) of the average closing sale price of one ADS as reported on Nasdaq for the fifteen (15) consecutive trading days ending on the date that is one (1) trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

(gggg) “WARN” shall mean the Worker Adjustment and Retraining Notification Act.

1.2 Other Capitalized Terms. For all purposes of and under this Agreement, the following capitalized term shall have the respective meanings ascribed thereto in the section of this Agreement set forth opposite each such capitalized term below:

Capitalized Terms	Section
280G Shareholder Approval	6.18
401(k) Plan	6.17
Acquisition Proposal	5.2(a)
Action of Divestiture	6.4(a)
Agent Indemnification Expenses	8.4(j)(vii)

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

Capitalized Terms	Section
Agent Interpleader Expenses	8.4(j)(vi)
Agreed-Upon Loss	8.4(h)(v)
Agreement	Preamble
Assumed Assets	2.6(h)(i)(A)
Assumed Liabilities	2.6(h)(i)(B)
Basket Amount	8.4(c)(i)
California Law	2.7(a)
Cadence Agreement	1.1(oo)
Cashed-Out Company Optionholder Company Employment Taxes	2.6(h)(i)
Cashed-Out Company Optionholder Parent Employment Taxes	2.6(h)(i)
Cashed-Out Company Optionholders	2.6(b)
Cause	6.23(e)
Certificate of Merger	2.2
Closing	2.2
Closing Date	2.2
Closing Merger Consideration	2.6(a)(iii)
Closing Statement of Assumed Assets	2.6(h)(i)
Closing Statement of Assumed Liabilities	2.6(h)(i)
Common Stockholders	2.13
Company	Preamble
Company Assumed Assets and Liabilities Report	2.6(h)(ii)
Company Certificates	2.8(c)
Company Registered Intellectual Property	3.9(ee)
Confidentiality Agreement	3.35
Continuing Employees	6.12(b)
Covered Parties	6.22(a)
[***]	8.2(a)
D&O Policy	6.22(b)
Data Site	3.14(b)
Delaware Law	2.1
Disclosure Schedule	Article III
Dissenting Share Payments	2.7(c)
Dissenting Shares	2.7(a)
Earn-Out Date 1	2.13(a)(i)
Earn-Out Date 2	2.13(a)(ii)
Earn-Out Date 3	2.13(a)(iii)
Earn-Out Period	2.13(a)
Effective Time	2.2
Eligible Stock	2.6(a)(i)
Employment Tax Claim	8.2(a)
Escrow Agent	Preamble
Escrow Distribution Date	8.4(d)(ii)
Escrow Fund	8.4(a)
Escrow Period	8.4(d)(i)
Exchange Agent	2.8(a)
Exchange Documents	2.8(c)

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

Capitalized Terms	Section
Export Approvals	3.31(a)
Final Assumed Liability Adjustment	2.6(h)(iii)(3)
Final Assumed Liability Differential	2.6(h)(iii)(3)
FIRPTA Compliance Certificate	6.20
Founders	Preamble
Fraud Claims	8.2(a)
FTA	2.13(a)(iii)
Indemnified Parties	8.2(a)
Indemnifying Parties	8.2(a)
Independent Accounting Firm	2.6(h)(iii)(2)
Information Statement	6.6(b)
Key Employees	6.12(a)
[***]	2.6(h)(i)(B)
Lease Documents	3.15(d)
Leased Real Property	3.15(a)
Loss	8.2(a)
Losses	8.2(a)
Made-in-America Requirements	3.17(h)
Material Contract	3.19(a)
Material Contracts	3.19(a)
Maximum Annual Premium	6.22(b)
Merger	Recitals
Milestone 1 RSUs	6.23(a)
Milestone 2 RSUs	6.23(b)
Milestone 3 RSUs	6.23(c)
Objection Notice	8.4(g)
Officer’s Certificate	8.4(c)(iii)
Option Consideration	2.6(b)
Option Exercise Price	2.6(b)
Operating Plan	3.9
Parent	Preamble
Parent SEC Filings	4.6
Pre-Closing Period	8.2(a)
Projections	3.32(a)
Registration Statement	6.7(d)
RSU	6.23
RSU Employees	6.23
RSU Milestones	6.23(d)
Rule 145	6.21
Rule 145 Affiliate	6.21
Section 280G Payments	6.18
Series A Preferred Stock	3.3(a)
Series B Preferred Stock	3.3(a)
Series C Preferred Stock	3.3(a)
Shareholder Approval	Recitals
Shareholder Certificate	6.7(c)

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

Capitalized Terms	Section
Shareholder Representative	Preamble
Shareholder Representative Account	8.5(b)
Shareholder Representative Deposit	2.6(a)(iv)
Shareholder Representative Expenses	8.5(b)
Specified Representation	8.1(a)
Spreadsheet	6.19
Sub	Preamble
Survival Date	8.1(a)
Surviving Corporation	2.1
Terminated Agreements	6.11(a)
Terminating Employees	6.12(c)
Termination Date	9.1(b)
Term Sheet	10.3
Third Party Claim	8.4(i)
Transaction Liabilities	2.6(h)(i)(B)
Unresolved Claims	8.4(d)(ii)
Vacancy Date	8.5(a)
Warranty Obligations	3.28(a)

1.3 Interpretations.

(a) When a reference is made in this Agreement to an Exhibit or a Schedule, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated.

(b) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(c) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Unless otherwise specifically provided or the context otherwise requires, all references in this Agreement to the Company shall mean and refer to the Company and its direct and indirect Subsidiaries, if any.

(f) All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(g) Unless otherwise specifically provided, all references in this Agreement to monetary amounts or dollars shall mean and refer to United States denominated dollars.

(h) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

2.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the Merger (the “Closing”) will take place as soon as practicable following the date upon which all of the conditions set forth in Article VII hereof, other than those that by their nature may only be satisfied or waived at the Closing, have been satisfied or waived, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at 650 Page Mill Road, Palo Alto, California 94304, U.S.A., unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions Delaware Law (the time of the acceptance of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation and Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Quorum Systems, Inc.”

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law, and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws; provided, however, that any express references to the name of Sub in such bylaws shall be amended to refer to Quorum Systems, Inc.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

2.5 Directors and Officers.

(a) Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until his or her successor has been duly elected and qualified.

(b) Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

2.6 Effect of Merger on the Capital Stock of the Constituent Corporations.

(a) Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the Shareholders, the following shall occur:

(i) Eligible Stock. Each outstanding share of Company Common Stock and Company Preferred Stock (collectively, the “Eligible Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be cancelled and extinguished, and will be converted automatically into the right to receive, upon surrender of the certificate representing such share of Eligible Stock in the manner provided in Section 2.8 hereof, the Merger Consideration.

(ii) Aggregation and Rounding. For purposes of calculating the number of shares of Parent Common Stock issuable and the amount of cash payable to each Shareholder pursuant to this Section 2.6(a), all shares of Eligible Stock held by each Shareholder shall be aggregated on a certificate-by-certificate basis prior to such calculation. The aggregate number of shares of Parent Common Stock issuable and the amount of cash payable to each Shareholder in respect of all share certificates held by such Shareholder shall be rounded to the nearest whole number of shares of Parent Common Stock and nearest whole cent, respectively; provided, however, that the maximum number of shares of Parent Common Stock issuable pursuant to the Merger shall not exceed the Merger Shares and the maximum amount of cash payable pursuant to the Merger shall not exceed the Merger Cash.

(iii) Merger Consideration Available at Closing. Subject to the procedures set forth in Section 2.8 hereof, at the Closing each Shareholder and each Cashed-Out Company Optionholder shall be entitled to receive, for each share of Eligible Stock and each Company Option held, an amount of consideration equal to the Merger Consideration minus the Escrow Amount provided for in Section 2.6(a)(iv) hereof (the “Closing Merger Consideration”).

(iv) Total Escrow Amount; Shareholder Representative. At Closing, notwithstanding anything to the contrary set forth in this Agreement, Parent will withhold the Total Escrow Amount that would otherwise be delivered to the Shareholders and the Cashed-Out Company Optionholders pursuant to this Agreement, and will deliver such Total Escrow Amount to the Escrow Agent to be held by the Escrow Agent as partial security for the indemnification obligations under Article VIII. The portion of the Total

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Escrow Amount that Parent shall distribute to the Shareholders and the Cashed-Out Company Optionholders on the Escrow Distribution Date shall be the cash, if any, comprising the Total Escrow Amount following all reductions for aggregate Losses by Indemnified Parties pursuant to Article VIII hereof prior to the Escrow Distribution Date. In addition, Parent will withhold $50,000 of the Merger Cash (the “Shareholder Representative Deposit”) that would otherwise be delivered to the Shareholders and the Cashed-Out Company Optionholders pursuant to this Agreement, and will deliver the Shareholder Representative Deposit to the Shareholder Representative to be held by the Shareholder Representative to provide funding for the Shareholder Representative to perform its duties as set forth in Article VIII hereof.

(v) Limitation. Notwithstanding anything set forth in this Section 2.6(a), any unexpired and unexercised Company Options shall be treated as provided for in Section 2.6(b) hereof, any Company Capital Stock held by the Company shall be treated as provided for in Section 2.6(c) hereof, any unexpired and unexercised Company Warrants shall be treated as provided for in Section 2.6(d) hereof and any Dissenting Shares will be treated as set forth in Section 2.7 hereof.

(b) Treatment of Company Options. Parent shall not assume any Company Options, and at the Effective Time each Company Option outstanding immediately prior to the Effective Time shall become immediately vested and shall without any action on the part of the Parent, the Company or the holder thereof, be cancelled and converted into and shall become a right to receive, without interest, Merger Consideration as follows: (x) the Cash Component of the Merger Consideration less the Option Exercise Price; and (y) the Stock Component of the Merger Consideration, reduced by all applicable withholding taxes pursuant to Section 2.6(e) herein (the “Option Consideration”). The aggregate number of shares of Parent Common Stock issuable and the amount of cash payable to each Cashed-Out Company Optionholder in respect of the Option Consideration shall be rounded to the nearest whole number of shares of Parent Common Stock and nearest whole cent, respectively; provided, however, that the maximum number of shares of Parent Common Stock issuable pursuant to the Merger shall not exceed the Merger Shares and the maximum amount of cash payable pursuant to the Merger shall not exceed the Merger Cash. The Company agrees to take all action necessary to effect this cancellation of Company Options upon the Effective Time, including but not limited to, adopting all resolutions, giving all notices, obtaining consents from each Cashed-Out Company Optionholder and taking any other actions which are reasonably necessary or appropriate to effectuate this Section 2.6(b). “Cashed-Out Company Optionholders” shall mean the holders of Company Options whose Company Options are canceled in connection with the right to receive a portion of the Option Consideration. “Option Exercise Price” shall mean the amount payable to the Company upon exercise of Company Options (whether vested or unvested) that are outstanding as of immediately prior to the Effective Time.

(c) Cancellation of Company Owned Stock. Each share of Company Capital Stock held by the Company immediately prior to the Effective Time, if any, shall be cancelled and extinguished as of the Effective Time.

(d) Cancellation of Warrants. All unexpired and unexercised Company Warrants outstanding immediately prior to the Effective Time, if any, shall be cancelled at the Closing. Prior to the Effective Time, the Company shall take all actions necessary to effect such cancellation, including delivering all notices required under any agreements relating to Company Warrants. Within five (5) Business Days following the date hereof, the Company shall notify the holders of Company Warrants, which such notice shall (i) be in compliance with the terms of any agreements relating to such Company Warrants, and (ii) specify the vested and unvested portions thereof, and that such Company Warrants will be cancelled at the Closing. Materials to be submitted to the holders of

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

Company Warrants in connection with the notice required under this Section 2.6(d) shall be pursuant to the notice terms of such Company Warrants and subject to review by prompt (and in any event with adequate time to comply with the notice periods of Company Warrants) and reasonable approval of Parent.

(e) Withholding Taxes. The Company, and on its behalf Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax Law or under any applicable legal requirement. Any such amounts shall be withheld or deducted from that portion of the Merger Cash payable to the Shareholder or Cashed-Out Company Optionholder, as applicable; provided that if such portion of the Merger Cash is insufficient to satisfy the full amount to be withheld or deducted, the remainder shall be satisfied out of that portion of the Merger Shares issuable to the Shareholder or Cashed-Out Company Optionholder, as applicable. The number of Merger Shares, if any, to be used to satisfy the remaining amount required to be so deducted or withheld shall be determined by dividing such remaining amount by the Closing Price, rounded to the nearest whole share. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) Shareholder Loans. In the event that any Shareholder or Cashed-Out Company Optionholder has outstanding loans from the Company as of the Effective Time, the consideration payable to such Shareholder or Cashed-Out Company Optionholder pursuant to this Section 2.6 shall be reduced by an amount equal to the sum of the outstanding principal plus accrued interest of such loans as of the Effective Time. Any such amounts shall be deducted from that portion of the Merger Cash payable to the Shareholder or Cashed-Out Company Optionholder, provided that if such portion of the Merger Cash is insufficient to satisfy the full amount of the outstanding principal plus accrued interest, the remainder shall be satisfied out of that portion of the Merger Shares issuable to the Shareholder or Cashed-Out Company Optionholder. The number of Merger Shares, if any, to be used to satisfy the remaining amount of the outstanding principal and interest shall be determined by dividing such remaining amount by the Trading Price, rounded to the nearest whole share. Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 2.6(f). To the extent the consideration payable to such Shareholder or Cashed-Out Company Optionholder is so reduced, such amount shall be treated for all purposes under this Agreement as having been paid to such Shareholder or Cashed-Out Company Optionholder.

(g) Capital Stock of Sub. Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of capital stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(h) Aggregate Consideration Amount Adjustment.

(i) Closing Reports. No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent the following statements, each prepared in good faith by the Company and each in form and substance reasonably acceptable to Parent: (1) a statement of the estimated amount of Assumed Assets (as defined below) of the Company as of the Closing Date (the “Closing Statement of Assumed Assets”); and (2) a statement of the estimated amount of Assumed Liabilities (as defined below) of the Company as of the Closing Date (the “Closing Statement of Assumed Liabilities”). As used in this Section 2.6(h):

(A) “Assumed Assets” shall mean the current assets of the Company as of the Closing Date, calculated on a marked to market basis, and determined in accordance with GAAP and consistent with the Company Financials, and shall include the proceeds attributable to the exercise of Company Options pursuant to Section 2.6(b) hereof; and

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(B) “Assumed Liabilities” shall mean (i) the liabilities and all other outstanding debt (excluding future rent payments under non-capital leases and future licensing payments in connection with the Cadence Agreement ) of the Company as of the Closing Date, determined in accordance with GAAP and consistent with the Company Financials, and shall also include any fees, expenses and liabilities incurred, or reasonably expected to be incurred, by the Company in connection with the Merger, whether before or after the Closing (such fees, expenses and liabilities, the “Transaction Liabilities”), including, without limitation, legal fees, banker fees, severance payments (if any) payable to Terminating Employees and amounts accrued for salary, vacation and other similar employee benefits; and (ii) and all other liabilities incurred prior to the Closing Date (whether or not invoiced prior to the Closing) other than liabilities incurred by the Company at the written request of Parent, including for the purpose of satisfying any purchase order placed by Parent or placed by the Company pursuant to Parent’s written request.

Notwithstanding the above: (x) [***]; and (y) if the Closing has not occurred as of December 31, 2007 and the Termination Date has been extended for an additional sixty (60) calendar days pursuant to Section 9.1(b) hereof, then (1) any payments made by the Company after December 31, 2007 (other than those relating to Transaction Liabilities) shall not be deducted for the purposes of calculating Assumed Assets, and (2) Assumed Liabilities shall not reflect liabilities incurred after December 31, 2007 (other than Transaction Liabilities); provided, however, that for purposes of the preceding sentence, any Company liabilities for Cashed-Out Company Optionholder Parent Employment Taxes (as defined below) shall be considered Assumed Liabilities but shall not be considered Transaction Liabilities. “Cashed-Out Company Optionholder Parent Employment Taxes” shall mean the employment taxes due from the Company and/or Parent related to the applicable withholding taxes deducted from the Cashed-Out Company Optionholders who are also Continuing Employees, to the extent such employment taxes would be incurred by the Parent with respect to such Continuing Employees during 2008; Cashed-Out Company Optionholder Parent Employment Taxes shall not include the Cashed-Out Company Optionholder Company Employment Taxes (as defined below). “Cashed-Out Company Optionholder Company Employment Taxes” shall include (i) the employment taxes due from the Company related to the applicable withholding taxes deducted from the Cashed-Out Company Optionholders who are Terminating Employees, (ii) those additional employment taxes due from the Company and/or Parent related to the applicable withholding taxes deducted from the Cashed-Out Company Optionholders who are Continuing Employees (due to the tax treatment of the “cashing out” of such Continuing Employee’s Company Options pursuant to Section 2.6(b) hereof) whose employment is terminated during 2008 to the extent such additional employment taxes would not have been due in the ordinary course by the Company and/or Parent during 2008 following such termination of employment, and (iii) those additional employment taxes due from the Company and/or Parent related to the applicable withholding taxes deducted from the Cashed-Out Company Optionholders who are Continuing Employees (due to the tax treatment of the “cashing out” of such Continuing Employee’s Company Options pursuant to Section 2.6(b) hereof) to the extent such additional employment taxes would not have been due in the ordinary course by the

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

Company and/or Parent during 2008 as a result of any such Continuing Employee’s salary being less than the minimum thresholds for such applicable employment taxes. For purposes of this paragraph Cashed-Out Company Optionholder Company Employment Taxes shall be deemed to be Transaction Liabilities.

(ii) Post-Closing Reports. Within seventy (70) calendar days following the Closing Date, Parent shall furnish the Shareholder Representative with a report which shall set forth, in reasonable detail, the amount of Assumed Assets and Assumed Liabilities of the Company as of the Closing Date (the “Company Assumed Assets and Liabilities Report”). In making such determination, Parent shall prepare a balance sheet of the Company as of the Closing Date and shall include such balance sheet as part of the Company Assumed Assets and Liabilities Report.

(iii) Disputes.

(1) Subject to clause 2 of this Section 2.6(h)(iii), the Company Assumed Assets and Liabilities Report shall be final, binding and conclusive on Parent, the Shareholder Representative and the Shareholders.

(2) The Shareholder Representative may dispute any amounts reflected on the Company Assumed Assets and Liabilities Report on the basis that the amounts reflected therein were not arrived at in accordance with GAAP or were arrived at based on mathematical or clerical error; provided, however, that the Shareholder Representative shall have notified Parent in writing as to each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within fifteen (15) Business Days of Parent’s delivery of such Company Assumed Assets and Liabilities Report. In the event of such a dispute, Parent’s Accountants and the Company’s former accounting firm (which shall have been retained by the Shareholder Representative) shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties thereto. If Parent’s Accountants and the Company’s former accounting firm are unable to reach a resolution to such dispute within twenty (20) Business Days after receipt of written notice of such dispute, the dispute shall be submitted to an independent accounting firm of international reputation (“Independent Accounting Firm”) mutually acceptable to Parent and Shareholder Representative, which shall within twenty (20) Business Days after submission, determine and report to Parent and Shareholder Representative the resolution of such disputed items, and such report shall be final, binding and conclusive on Parent, the Shareholder Representative and the Shareholders.

(3) The Company Assumed Assets and Liabilities Report shall be deemed final for purposes of this Section 2.6(h) upon the earliest of (A) failure of the Shareholder Representative to notify Parent of a dispute within ten (10) Business Days of Parent’s delivery of the Company Assumed Assets and Liabilities Report, (B) the resolution of all disputes by Parent’s Accountants and the Company’s former accounting firm, and (C) the resolution of all disputes by the Independent Accounting Firm. If the difference between the Assumed Assets and the Assumed Liabilities, in each case as set forth in the Company Assumed Assets and Liabilities Report as deemed final by the parties (the “Final Assumed Liability Differential”), is greater than zero (i.e., a positive amount), then within five (5) Business Days of the Company Assumed Assets and Liabilities Report being deemed final, Parent shall make payment of an amount equal to such difference to the Shareholders and Cashed-Out Company Optionholders as part of the Cash Component of the Merger Consideration. If the Final Assumed Liability Differential is less than zero (i.e., a negative amount), the Cash Component of the Merger Consideration will be reduced accordingly, with such amount to be paid from the Total Escrow Amount as provided for in Article VIII hereof (such amount, the “Final Assumed Liability Adjustment”).

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

2.7 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters’ rights for such shares in accordance with Delaware Law or, as applicable, the General Corporation Law of the State of California (“California Law”), and who, as of the Effective Time, has not effectively withdrawn or lost such holder’s dissenters’ rights (the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration set forth in Section 2.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law or California Law, as applicable.

(b) Notwithstanding the provisions of Section 2.7(a) hereof, if any holder of Dissenting Shares who is otherwise entitled to exercise dissenters’ rights under Delaware Law or California Law, as applicable, shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights under Delaware Law or California Law, as applicable, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 2.6 hereof, without interest thereon, upon surrender of the certificate representing such shares in accordance with the terms of Section 2.8 hereof.

(c) The Company shall give Parent (i) prompt notice of any written demand for the exercise of dissenters’ rights, withdrawals of such demands, and any other instruments served to or received by the Company pursuant to the applicable provisions of Delaware Law or California Law, as applicable, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Shareholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Shareholder prior to the Company receiving Parent’s consent. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (1) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, or (2) incurs any Losses (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares ((1) and (2) together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VIII hereof the amount of such Dissenting Share Payments to the extent that such Dissenting Share Payments exceed the consideration that such dissenting Shareholders would have received in the Merger had no Dissenting Share Payments been made.

2.8 Surrender of Certificates.

(a) Exchange Agent. The Secretary of Parent, or a Person selected by Parent reasonably acceptable to the Company, shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

(b) Parent to Provide Parent Common Stock and Cash. As soon as reasonably practicable (but in any event within two (2) Business Days) following the Closing Date, Parent shall make available to the Exchange Agent for exchange in accordance with

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

this Article II the Closing Merger Consideration, comprising shares of Parent Common Stock issuable and cash payable pursuant to Section 2.6 hereof in exchange for outstanding shares of Eligible Stock. Parent shall reserve the Total Escrow Amount pursuant to Section 2.6(a)(iv), consisting of cash payable on the Escrow Distribution Date, subject to reduction as required to satisfy the indemnification obligations pursuant to Article VIII.

(c) Exchange Procedures. As soon as reasonably practicable (but in any event within two (2) Business Days) following the Closing Date, Parent or the Exchange Agent shall mail a letter of transmittal to each Shareholder at the address set forth opposite each such person’s name on the Spreadsheet. After receipt of such letter of transmittal and any other customary documents that Parent or the Exchange Agent may reasonably require in order to effect the exchange (the “Exchange Documents”), the Shareholders will surrender the certificates representing their shares of Eligible Stock (the “Company Certificates”) to the Exchange Agent for cancellation together with duly completed and validly executed Exchange Documents. Upon surrender of a Company Certificate for cancellation to the Exchange Agent, or such other agent or agents as may be appointed by Parent, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 2.8(e) hereof, the holder of such Company Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, no later than thirty (30) days thereafter, a certificate representing the number of whole shares of Parent Common Stock and the cash payment to which such holder is entitled pursuant to Section 2.6(a) hereof (less such holder’s respective portion of the Total Escrow Amount to be held back pursuant to Section 2.6(a)(iv) hereof), and the Company Certificate so surrendered shall be cancelled. Until so surrendered, each Company Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the number of full shares of Parent Common Stock and cash into which such shares of Eligible Stock shall have been so converted. No portion of the Consideration owed hereunder will be paid to the holder of any unsurrendered Company Certificate with respect to shares of Eligible Stock formerly represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate and the Exchange Documents pursuant hereto.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to applicable Law, following surrender of any such Company Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

(e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(f) No Liability. Notwithstanding anything to the contrary in this Section 2.8, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.9 No Further Ownership Rights in Company Capital Stock. The shares of Parent Common Stock issued and cash paid in respect of the surrender for exchange of shares of Eligible Stock and the cancellation and extinguishment of the Company Options, both in accordance with the terms hereof, shall be deemed to be full satisfaction of all rights pertaining to such shares of Eligible Stock and Company Options, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Eligible Stock and Company Options which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event any Company Certificates with respect to Eligible Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 2.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Shareholder who is the owner of such lost, stolen or destroyed certificates to either (a) deliver a bond in such amount as it may direct, or (b) provide an indemnification agreement in form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

2.11 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and the Surviving Corporation and the officers and directors of Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

2.12 Adjustments to Merger Consideration.

(a) The per share amounts of the Closing Merger Consideration payable to Eligible Stockholders and the Cashed-Out Company Optionholders, and any other applicable numbers or amounts, shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Capital Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

(b) Notwithstanding anything else contained herein to the contrary, if the aggregate number of Merger Shares to be issued to the Eligible Stockholders and the Cashed-Out Company Optionholders pursuant to the terms of Section 2.6 herein is greater than 3,750,000, then Parent may, at its sole discretion, issue only an aggregate of 3,750,000 Merger Shares, and shall increase the aggregate Merger Cash to be paid to the Eligible Stockholders and the Cashed-Out Company Optionholders accordingly such that, subject to the terms and conditions herein, the Aggregate Consideration Amount remains $70,000,000.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

2.13 Earn-Out Payments. Following the Effective Time, in addition to the Closing Merger Consideration, Parent shall make up to an additional $6,000,000 in cash payments to those Shareholders who, immediately prior to the Effective Time, hold Company Common Stock, and the Cash-Out Company Optionholders (together, the “Common Stockholders”), upon the terms and conditions set forth in this Section 2.13.

(a) Payment Schedule. If, at any time within two (2) years from the date of the Closing (the “Earn-Out Period”):

(i) If Parent has booked and received payment for accumulated sales to third parties of [***] (the date such milestone is met, “Earn-Out Date 1”), Parent shall, as soon as practicably possible following the Earn-Out Date 1, make an additional cash payment of $2,000,000 to the Common Stockholders.

(ii) If Parent has booked and received payment for accumulated sales to third parties of [***] (the date such milestone is met, “Earn-Out Date 2”), Parent shall, as soon as practicably possible following the Earn-Out Date 2, make an additional cash payment of $2,000,000 to the Common Stockholders.

(iii) Parent has received [***] (the date of such [***], “Earn-Out Date 3”), Parent shall, as soon as practicably possible following the Earn-Out Date 3, make an additional cash payment of $2,000,000 to the Common Stockholders; provided, however, that [***] for reasons not attributable to the Common Stockholders, Parent shall in such case make an additional cash payment of $1,000,000 to the Common Stockholders upon the expiration of the Earn Out Period.

Any payments made pursuant to this Section 2.13(a) shall be deemed additional Cash Component of the Merger Consideration, and will be payable as such to the Common Stockholders on a pro rata basis according to the number of shares of Company Common Stock and Company Options held by each such Common Stockholder at the Effective Time. For the avoidance of doubt, except as set forth on Schedule 2.13(a), no Shareholders who, immediately prior to the Effective Time, hold Company Preferred Stock will receive any additional Merger Cash pursuant to the terms of this Section 2.13(a).

(b) Determination of Earn-Out Payments. The metrics used to calculate the earn-out payments referenced in Section 2.13(a) herein shall be based on the books and records maintained by Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE FOUNDERS

The Company and each of the Founders, severally and not jointly, hereby represent and warrant to Parent and Sub, subject to such exceptions as are specifically disclosed in the Disclosure Schedule (each of which disclosures shall reference the appropriate section and, if applicable, subsection, of this Article III to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in this Article III) delivered by the Company to Parent

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

concurrently with the execution of this Agreement and dated as of the date hereof (the “Disclosure Schedule”), on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has full corporate power and authority to conduct its business as presently conducted and as presently proposed to be conducted, and to own, use, license and lease its Assets and Properties. The Company is duly qualified or licensed to do business, and is in good standing as a foreign corporation, in each jurisdiction in which failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Disclosure Schedule sets forth each jurisdiction where the Company is so qualified or licensed, and separately lists each other state or country in which the Company owns, uses, licenses or leases its Assets and Properties, or conducts business or has employees or engages independent contractors.

3.2 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required on the part of the Company to authorize the execution of delivery of the Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties thereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

3.3 Capital Stock.

(a) The authorized capital stock of the Company consists only of 111,300,000 shares of Company Common Stock, of which 15,535,343 shares are issued and outstanding as of the date hereof, and 78,636,363 shares of Company Preferred Stock. Of the Company Preferred Stock: (i) 31,169,346 shares are designated as Series A Preferred Stock (“Series A Preferred Stock”), all of which are issued and outstanding as of the date hereof; (ii) 24,467,017 shares are designated as Series B Preferred Stock (“Series B Preferred Stock”), 24,135,157 of which are issued and outstanding as of the date hereof; and (iii) 23,000,000 shares are designated as Series C Preferred Stock (“Series C Preferred Stock”), 22,259,746 of which are issued and outstanding as of the date hereof. As of the date hereof, the Company has reserved 31,169,346 shares of Company Common Stock for issuance upon conversion of outstanding shares of Series A Preferred Stock, 24,135,157 shares of Company Common Stock for issuance upon conversion of outstanding shares of Series B Preferred Stock, and 22,259,746 shares of Company Common Stock for issuance upon conversion of outstanding shares of Series C Preferred Stock. As of the date hereof, the Company has reserved 15,266,876 shares of Company Common Stock for issuance under the Option Plan, 1,219,555 of which have been issued pursuant to the exercise of options granted under the Option Plan, 12,723,548 of which are subject to outstanding options granted under the Option Plan and 1,333,773 of which remain available for issuance under the Option Plan. As of the date hereof, the Company has issued warrants to purchase a total of 100,000 shares of Company Common Stock. As of the date hereof, the Company has issued warrants to purchase a total of 241,352 shares of Series B Preferred Stock (and has reserved 241,352 shares of Series B Preferred Stock for issuance upon the exercise of such warrants and 241,352 shares of Company Common Stock for issuance upon conversion of such shares of such Series B Preferred

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

Stock issuable pursuant to such warrants). All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities laws. Except as set forth above or in Section 3.3(a) of the Disclosure Schedule, no shares of Company Capital Stock are authorized or reserved for issuance.

(b) With respect to any share of Company Capital Stock that has been issued subject to a repurchase option on the part of the Company, risk of forfeiture or other similar condition, Section 3.3(b) of the Disclosure Schedule sets forth the holder thereof, the number and type of securities covered thereby as of the date hereof, and the vesting schedule thereof (including a description of the circumstances under which such vesting schedule can or will be accelerated).

(c) Section 3.3(c) of the Disclosure Schedule sets forth a list of all outstanding Company Options, Company Warrants and any other Equity Equivalents, and all agreements, arrangements or understandings (written or binding oral) relating thereto. All Company Options, Company Warrants and any other Equity Equivalents were issued in compliance with all applicable federal, state and foreign securities laws.

(d) Except as set forth in Section 3.3(d) of the Disclosure Schedule, there are no preemptive rights or agreements, arrangements or understandings (written or binding oral) to issue preemptive rights with respect to the issuance or sale of Company Capital Stock created by statute, the certificate of incorporation or bylaws of the Company, or any agreement or other arrangement (written or binding oral) to which the Company is a party or by which it is bound and there are no agreements, arrangements or understandings (written or binding oral) to which the Company is a party pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Capital Stock or Equity Equivalents.

(e) True and complete copies of the forms of all agreements and instruments relating to or issued under the Option Plan have been made available to Parent and all grants or issuances as set forth in Section 3.3(e) of the Disclosure Schedule and made under or pursuant to the Option Plan have been made pursuant to such forms. Except as set forth in Section 3.3(e) of the Disclosure Schedule, such agreements and instruments have not been amended, modified or supplemented, and there is no agreement, arrangement or understanding (written or binding oral) to amend, modify or supplement such agreements or instruments in any case from the form made available to Parent. Except as set forth in Section 3.3(e) of the Disclosure Schedule, the Company is not a party or subject to any agreement, arrangement or understanding (written or binding oral), and, to the Company’s knowledge, there is no agreement, arrangement or understanding (written or binding oral) between or among any Persons which affects, restricts or relates to voting, giving of any written consent, or dividend right with respect to or the transferability of any shares of Company Capital Stock, including any voting trust agreement or proxy. Except as set forth in Section 3.3(e) of the Disclosure Schedule, no debt securities of the Company are issued and outstanding.

(f) The information contained in the Spreadsheet will be complete and correct as of the Closing Date.

3.4 No Subsidiaries. Except as set forth in Section 3.4 of the Disclosure Schedule, the Company has and has had (and prior to the Closing will have) no Subsidiaries and does not (and prior to the Closing will not) otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any Person.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

3.5 Directors and Officers. The names of each director and officer of the Company on the date hereof, and his or her position with the Company as of the date hereof, are listed in Section 3.5 of the Disclosure Schedule.

3.6 No Conflicts. The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby, do not and will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Company;

(b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 3.6(b) of the Disclosure Schedule, if any, conflict with or result in a violation or breach of any Law or Order applicable to the Company or any of its Assets and Properties; or

(c) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 3.6(c) of the Disclosure Schedule, if any, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional right or entitlement to any increased, additional, accelerated or guaranteed payment or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any of its Assets and Properties under, or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Contract or License to which the Company is a party or by which any of the Company’s Assets and Properties is bound.

3.7 Books and Records; Organizational Documents. The minute books and stock record books and other similar records of the Company have been made available to Parent and its counsel prior to the execution of this Agreement are complete and correct in all respects. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders, directors, and committees of the Board of Directors of the Company from the date of the Company’s incorporation through the date hereof. The Company has, prior to the execution of this Agreement, made available to Parent and its counsel true and complete copies of its certificate of incorporation and bylaws, both as amended through the date hereof. The Company is not in violation of any provision of its certificate of incorporation or bylaws, both as amended through the date hereof.

3.8 Company Financial Statements; Internal Controls.

(a) Attached to Section 3.8(a) of the Disclosure Schedule is a true, correct and complete copy of the Company Financials. The Company Financials are accurate and complete in all material respects, and fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except that the Interim Financial Statements do not contain footnotes. Since January 1, 2007, there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(b) The Company has at all times: (i) made and kept accurate books and records; and (ii) maintained, enforced and complied with internal accounting controls that have at all times provided reasonable assurance that (A) transactions are (and have been) executed in accordance with management’s authorization, (B) transactions are (and have been) recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is (and has been) permitted only in accordance with management’s authorization, (D) the reported accountability for its assets is (and has been) compared with existing assets at reasonable intervals, (E) all material information related to such controls are (and has been) reported or otherwise made known to the Company’s chief executive officer and chief financial officer, (F) all material information concerning the Company is (and has been) recorded, processed, summarized and timely reported to the appropriate members of the Company’s management, including its chief executive officer and chief financial officer, (G) all information required to be reported or reflected in the Company’s financial statements is (and has been) recorded, processed, summarized and timely reported to the appropriate members of the Company’s management, including its chief financial officer and chief accounting officer, and made available to the Company’s auditors. During the periods covered by the Audited Financial Statements, there has been: (1) no significant change in the Company’s internal controls over financial reporting; (2) no significant deficiency or material weakness in the design or operation of the Company’s internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information during any of the periods covered by the Audited Financial Statements; and (3) no fraud, whether or not material, involving any member of management or any other employee of the Company who has a significant role in the Company’s internal control over financial reporting.

3.9 Absence of Changes. Since the Interim Financial Statement Date, there has not been any Company Material Adverse Effect or any occurrence or event that, individually or in the aggregate could be reasonably expected to have any Company Material Adverse Effect. Since Interim Financial Statement Date, the Company has operated its business materially in accordance with its operating plan provided to Parent by electronic mail on September 26, 2007, entitled “QSI FIN01 Top Level Financial Review Version 12.2” (the “Operating Plan”), a true, correct and complete copy of which has been made available to Parent prior to the date of this Agreement. In addition, without limiting the generality of the foregoing, except as expressly required by this Agreement since the Interim Financial Statement Date:

(a) except as set forth in Section 3.9(a) of the Disclosure Schedule, the Company has not entered into any Contract, binding commitment or transaction or incurred any Liability outside of the ordinary course of business consistent with past practice;

(b) the Company has not entered into, approved or resolved to enter into any agreement relating to the acquisition by the Company of, or agreement by the Company to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

(c) the Company has not altered or entered into any Contract or other binding commitment to alter, its debt or equity interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest (or any right to acquire any interest) on the date hereof;

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(d) the Company has not entered into any strategic alliance, joint development or joint marketing Contract;

(e) except as set forth in Section 3.9(e) of the Disclosure Schedule, there has not been any amendment or other modification (or agreement to do so), or any violation by the Company or (to the knowledge of the Company) by any other party thereto of any of the Contracts set forth or described in the Disclosure Schedule in any material respect;

(f) except as set forth in Section 3.9(f) of the Disclosure Schedule, the Company has not entered into any transaction with any officer, director, shareholder, Affiliate or Associate of the Company, other than in the case of officers, expense reimbursements in the ordinary course of business consistent with past practice;

(g) the Company has not made or entered into any agreement to make any loan to any employee, consultant, director, officer of any other Person;

(h) except as set forth in Section 3.9(h) of the Disclosure Schedule, the Company has not entered into or amended any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any product of the Company or Company Intellectual Property, other than as contemplated by the Contracts and Licenses disclosed in the Disclosure Schedule;

(i) except as set forth in Section 3.9(i) of the Disclosure Schedule, no Action or Proceeding has been commenced or threatened by or, to the knowledge of the Company, against the Company;

(j) the Company has not declared or set aside or paid any dividend on or made any other distribution (whether in cash, stock or property) in respect of any Company Capital Stock or Equity Equivalent, or effected or approved any split, combination or reclassification of any Company Capital Stock or Equity Equivalent, or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for any Company Capital Stock or Equity Equivalent, or repurchased, redeemed or otherwise acquired, directly or indirectly, any Company Capital Stock or Equity Equivalent, except repurchases of Company Capital Stock pursuant to agreements with employees of the Company, officers, directors and consultants relating to repurchases at cost upon termination of service with the Company;

(k) there has not been any amendment to the Company’s certificate of incorporation or bylaws, except as expressly contemplated by this Agreement;

(l) there has not been any transfer (by way of a License or otherwise) to any Person of right to any Company Intellectual Property;

(m) except as set forth in Section 3.9(m) of the Disclosure Schedule, the Company has not made or agreed to make any disposition or sale of, waiver of any right to, license or lease of, or incurrence of any Lien (other than Permitted Liens) on, any Asset and Property of the Company, other than dispositions of inventory or non-exclusive licenses of products to Persons in the ordinary course of business of the Company consistent with past practice;

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(n) except as set forth in Section 3.9(n) of the Disclosure Schedule, the Company has not made or agreed to make any purchase of any Asset and Property of any Person other than (i) acquisitions of inventory, or licenses of products, in the ordinary course of business of the Company consistent with past practice, and (ii) other acquisitions in an amount not exceeding $35,000 in the case of any individual item or $175,000 in the aggregate;

(o) except as set forth in Section 3.9(o) of the Disclosure Schedule, the Company has not made or agreed to make any capital expenditure or commitment for additions to property, plant or equipment constituting capital assets in an amount exceeding $35,000 in the case of any individual item or $175,000 in the aggregate;

(p) the Company has not made or agreed to make any write-off or write-down, any determination to write off or write-down, or revalue, any of its Assets and Properties, or change any reserves or liabilities associated therewith in an amount exceeding $35,000 in the case of any individual item or $175,000 in the aggregate;

(q) except as set forth in Section 3.9(q) of the Disclosure Schedule, the Company has not made or agreed to make payment, discharge or satisfaction, in an amount exceeding $35,000 in any one case or $175,000 in the aggregate, of any claim or Liability (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financials;

(r) the Company has not failed to pay or otherwise satisfy any Liability of the Company presently due and payable, except such Liabilities which are being contested in good faith by appropriate means or procedures and which, both individually and in the aggregate, are immaterial in amount;

(s) except as set forth in Section 3.9(s) of the Disclosure Schedule, the Company has not incurred any Indebtedness or guaranteed any Indebtedness, or sold any debt securities of the Company or guaranteed any debt securities of any other Person;

(t) the Company has not granted or paid or made any commitment to pay any severance or termination payment to any director, officer employee or consultant, except payments made pursuant to written Contracts outstanding on the date hereof, copies of which have been made available to Parent or its counsel and the terms of which are disclosed in Section 3.9(t) of the Disclosure Schedule;

(u) except pursuant to a Contract disclosed to Parent pursuant to Section 3.9(u) of the Disclosure Schedule, the Company has not granted or approved any increase of greater than five percent (5%) in salary, rate of commissions, rate of consulting fees or any other compensation of any current or former officer, director, shareholder, employee, independent contractor or consultant of the Company;

(v) except as set forth in Section 3.9(v) of the Disclosure Schedule, the Company has not paid or approved the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, director, shareholder, employee or consultant of the Company, in each case in amounts, on terms, and of a type consistent with the Company’s past practices) to any current or former officer, director, shareholder, employee, independent contractor or consultant of the Company;

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(w) the Company has not established or modified any target, goal, pool or similar provision under, or any salary range, increased guideline or similar provision in respect of, any Company Employee Plan, Employee Agreement or other employee compensation arrangement or independent contractor Contract or other compensation arrangement;

(x) except as set forth in Section 3.9(x) of the Disclosure Schedule, the Company has not adopted, entered into, amended, modified or terminated (partially or completely) any Company Employee Plan or Employee Agreement;

(y) except as set forth in Section 3.9(y) of the Disclosure Schedule, the Company has not paid or agreed or made any commitment to pay any discretionary or stay bonus;

(z) the Company has not (i) made, changed or rescinded any material election in respect of any Tax, adopted or changed any accounting method in respect of any Tax, (ii) entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of any Tax, or (iii) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Tax with any Taxing Authority or otherwise;

(aa) the Company has not made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense) other than as required by GAAP;

(bb) except as set forth in Section 3.9(bb) of the Disclosure Schedule, other than in the ordinary course of business, the Company has not made any representation or proposal to, or engaged in any substantive discussion with, any holder (or any representative of any holder) of any Indebtedness, or to or with any Person which has issued a letter of credit which benefits the Company;

(cc) the Company has not commenced or terminated, or made any change in, any line of business;

(dd) except as set forth in Section 3.9(dd) of the Disclosure Schedule, the Company has not failed to renew any insurance policy; no insurance policy of the Company has been cancelled or materially amended; and the Company has given all notices and presented all claims (if any) under all such policies in a timely fashion;

(ee) the Company has taken all action required to procure, maintain, renew, extend or enforce any of its Registered Intellectual Property (such Registered Intellectual Property, the “Company Registered Intellectual Property”), including submission of required documents or fees during the prosecution of patent, trademark or other applications for such Company Registered Intellectual Property right.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(ff) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company in an amount exceeding $35,000 in the case of any individual item or $175,000 in the aggregate; and

(gg) the Company has not repurchased, cancelled, accelerated or modified the terms of any share of Company Capital Stock, any Company Option, any Company Warrant, any Equity Equivalent or other financial instrument that derives value from its convertibility into Company Capital Stock or any Equity Equivalent.

Notwithstanding the above, if the Closing has not occurred as of December 31, 2007 and the Termination Date has been extended for an additional sixty (60) days pursuant to Section 9.1(b) hereof, then, with respect to any occurrence or event after December 31, 2007, the monetary thresholds referenced in this Section 3.9 shall be eliminated.

3.10 No Undisclosed Liabilities. Other than as set forth in Section 3.10 of the Disclosure Schedule, the Company has no Liabilities except for (a) Liabilities reflected or reserved against in the Company Financials and current liabilities incurred in the ordinary course of business since the Interim Financial Statement Date, (b) performance obligations under executory Contracts listed in the Disclosure Schedule, and (c) Liabilities that arise subsequent to the date hereof in the ordinary course of business consistent with past practice.

3.11 Taxes.

(a) Except as set forth in Section 3.11(a) of the Disclosure Schedule, all Tax Returns required to have been filed by or with respect to the Company have been duly and timely filed (including any extensions), and each such Tax Return is true, complete and correct and correctly and completely reflects Tax Liability and all other information required to be reported thereon. Except as set forth in Section 3.11(a) of the Disclosure Schedule, all Taxes due and payable by the Company, whether or not shown on any Tax Return, or claimed to be due by any Tax Authority, have been timely paid in full or fully accrued on the balance sheet included in the Company Financials and are otherwise appropriately and fully reflected in the Company Financials to the extent applicable to the periods covered thereby, and to the extent applicable to periods after those covered by the Company Financials, have been fully accrued and adequately and fully reflected in the books and records of the Company in the ordinary course of business consistent with past practice. The Company has disclosed on its Tax Returns all positions (if any) that could give rise to a substantial understatement penalty under Section 6662 of the Internal Revenue Code.

(b) The Company has incurred no Liability for Taxes other than in the ordinary course of business. The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed by any material amount the reserve for Liability for Income Tax (other than the reserve for deferred taxes established to reflect timing differences between book and tax income) or Other Tax set forth on the face of the balance sheet included in the Interim Financial Statements, and (ii) will not exceed such reserve as adjusted for operations and transactions in the ordinary course of business through the Closing Date.

(c) Except as set forth in Section 3.11(c) of the Disclosure Schedule, the Company is not a party to any agreement extending the time within which to file any Tax Return. No claim has ever been made by a Taxing Authority of any jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(d) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or third party.

(e) The Company has not received any demand for payment or notice of assessment of, and does not have knowledge of any action by any Taxing Authority in connection with assessing, additional Taxes against or in respect of it for any past period, except as set forth in Section 3.11(e) of the Disclosure Schedule. There is no dispute or claim concerning any Tax Liability of the Company (i) threatened, claimed, raised or assessed by any Taxing Authority and (ii) to the Company’s knowledge, no basis exists for any such claim or dispute. There are no Liens for Taxes upon the Assets and Properties of the Company other than Liens for Taxes not yet due and payable. Section 3.11(e) of the Disclosure Schedule lists those Tax Returns, if any, of the Company that have been audited or examined by Taxing Authorities, and indicates those Tax Returns of the Company that currently are the subject of audit or examination. The Company has made available to Parent complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company since the inception of the Company.

(f) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return required to be filed by, or which includes or is treated as including, the Company or with respect to any Tax assessment or deficiency affecting the Company.

(g) The Company has not received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes.

(h) The Company has no liability for any Tax of any Person other than the Company (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(i) The Company (i) has neither agreed to make nor is required to make any adjustment under Section 481 of the Internal Revenue Code by reason of a change in accounting method, and (ii) is not a “consenting corporation” within the meaning of Section 341(f)(1) of the Internal Revenue Code.

(j) The Company is not a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

(k) The Company is not involved in, subject to, or a party to any joint venture, partnership, Contract or other arrangement that could be treated as a partnership for federal, state, local or foreign Income Tax purposes.

(l) Except as set forth in Section 3.11(l) of the Disclosure Schedule, there is no Contract, agreement or arrangement to which the Company is a party, including the provisions of this Agreement, covering any current or former employee of the Company which, individually or collectively, could give rise to the payment of any amount that would not be deductible under Section 280G and Section 404 of the Internal Revenue Code.

(m) The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Internal Revenue Code.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(n) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Internal Revenue Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Internal Revenue Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Internal Revenue Code) in conjunction with the transactions contemplated by this Agreement.

(o) Except as set forth in Section 3.11(o) of the Disclosure Schedule, the Company does not have, nor has ever had, a permanent establishment in any country other than the United States, and has not engaged in a trade or business in any country other than the United States that subjected the Company to any Taxes in such country.

(p) The Company has not participated in or cooperated with any international boycott and has not been requested to do so in connection with any transaction or proposed transaction.

(q) The Company has not engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction as set forth in Treas. Reg. § 1.6011-4(b)(2).

(r) Each “nonqualified deferred compensation plan” (subject to Section 409A of the Internal Revenue Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Internal Revenue Code and Internal Revenue Service Notice 2005-1. Each Company Option was originally granted with an exercise price that the Board of Directors of the Company, in good faith, determined to be equal to the fair market value of a share of Company Common Stock on the date of grant.

For purposes of this Section 3.11, any reference to the Company shall be deemed to include any Person that merged with or was liquidated into the Company.

3.12 Legal Proceedings.

(a) (i) except as set forth in Section 3.12(a)(i) of the Disclosure Schedule, there is no Action or Proceeding pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its Assets and Properties;

(ii) except as set forth in Section 3.12(a)(ii) of the Disclosure Schedule, there is no fact or circumstance known to the Company that, either alone or together with other facts and circumstances, could reasonably be expected to give rise to any Action or Proceeding against, relating to or affecting the Company or any of its Assets and Properties;

(iii) the Company has not received notice, and does not otherwise have knowledge of, any Order outstanding against the Company; and

(iv) the Company has not received notice and does not otherwise have knowledge of any defect, dangerous or substandard condition in any product or material sold, distributed, or currently proposed to be sold or distributed by the Company that could reasonably be expected to cause bodily injury, sickness, disease, death or damage to property, or result in loss of use of property, or any claim, suit, demand for arbitration or notice seeking damages for bodily injury, sickness, disease, death, or damage to property, or loss of use of property.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(b) Prior to the execution of this Agreement, the Company has made available to Parent all responses of counsel for the Company to auditor requests for information for the period since the inception of the Company (together with any updates provided by such counsel) regarding loss contingencies (as defined in the American Bar Association Statement of Policy Regarding Lawyers’ Responses to Auditors’ Requests for Information) affecting the Company. Section 3.12(b) of the Disclosure Schedule sets forth all Actions or Proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, the Company or any of its Assets and Properties at any time since the inception of the Company.

3.13 Compliance with Laws and Orders. Neither the Company nor, to the Company’s knowledge, any of its directors, officers, Affiliates, agents or employees in his, her or its capacity as such has violated in any material respect since the incorporation of the Company, or is currently in default or violation in any material respect under, any Law or Order applicable to the Company or any of its Assets and Properties, and the Company is not aware of any such claim of violation, or of any such actual violation, of any such Law or Order by the Company since the incorporation of the Company.

3.14 Employee Benefit Plans and Compensation.

(a) Company Employee Plans and Employee Agreements. Section 3.14(a) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

(b) Documents. The Company has provided or made available to Parent through physical or electronic delivery, or through the electronic data room established by Parent (the “Data Site”): (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Internal Revenue Code or by any other applicable Law in connection with each Company Employee Plan; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable Law with respect to each Company Employee Plan; (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company; (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan (other than routine correspondence that is not expected to result in any liability to the Company); (viii) all standard COBRA forms and related notices; (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests for

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

each Company Employee Plan for the three (3) most recent plan years; and (xi) the most recent Internal Revenue Service (or any other applicable tax authority) determination or opinion letter issued with respect to each Company Employee Plan.

(c) Company Employee Plan Compliance. Except as set forth in Section 3.14(c) of the Disclosure Schedule, the Company has performed in all material respects all obligations required to be performed by it under, is not in material default or violation of, and the Company does not have knowledge of any material default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws, statutes, orders, rules and regulations, including ERISA or the Internal Revenue Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code has either applied for, prior to the expiration of the requisite period under applicable treasury regulations or IRS pronouncements, or has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Internal Revenue Code. No “prohibited transaction,” within the meaning of Section 4975 of the Internal Revenue Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan that could give rise to any material liability of the Company. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). Except as set forth in Section 3.14(c) of the Disclosure Schedule, there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any ERISA Affiliates, threatened by the Internal Revenue Service, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Internal Revenue Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) No Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Internal Revenue Code

(e) No Self Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self insured plan that provides benefits to Employees (including any such plan pursuant to which a stop loss policy or contract applies).

(f) Collectively Bargained, Multiemployer and Multiple Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Internal Revenue Code.

(g) No Post Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

that such Employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

(h) COBRA; FMLA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of foreign or state Law applicable to its Employees. The Company does not have any unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Law governing health care coverage or extension.

(i) Effect of Transaction. Except as set forth in Section 3.14(i) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company, or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Internal Revenue Code.

(j) Parachute Payments. There is no agreement, plan, arrangement or other contract covering any “disqualified individual” (as defined in Section 280G of the Internal Revenue Code) that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code. There is no agreement, plan, arrangement or other contract by which the Company is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Internal Revenue Code. Section 3.14(j) of the Disclosure Schedule lists all persons who are “disqualified individuals” as determined as of the date hereof.

(k) Employment Matters. The Company is in compliance with all applicable foreign, federal, state and local Laws, rules and regulations, collective bargaining agreements and arrangements, extension orders and binding customs respecting employment, employment practices, terms and conditions of employment, employee safety and health and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the knowledge of the Company, there are no actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. To the knowledge of the Company, there are no pending or threatened or reasonably anticipated claims or actions against Company or any Company trustee under any worker’s compensation policy or long term disability policy. The services provided by each of the Company’s and any ERISA Affiliates’ Employees is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Section 3.14(k) of the Disclosure Schedule lists all liabilities of the Company to any Employee that result from the termination by the Company or

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

Parent of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. To the knowledge of the Company, neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an “employee”, or with respect to any Employee leased from another employer.

(l) Labor. No work stoppage or labor strike against the Company is pending, or to the knowledge of the Company, threatened, or reasonably anticipated. The Company does not have knowledge of any activities or proceedings of any labor union to organize any current Employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any current employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or arrangement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company. Within the past year, the Company or has not incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local Law.

(m) No Interference or Conflict. To the knowledge of the Company, no shareholder, director, officer, employee or consultant of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.

(n) No International Employee Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any International Employee Plan.

(o) Certain Employee Matters. Section 3.14(o) of the Disclosure Schedule contains a complete and accurate list of the current employees of the Company as of the date hereof and shows with respect to each such employee (i) the employee’s name, position held, all remuneration payable and other benefits provided or which the Company is bound to provide (whether at present or in the future) to each such employee, or any Person connected with any such person, and includes, if any, particulars of all profit sharing, incentive and bonus arrangements to which the Company is a party, whether legally binding or not, (ii) the date of hire, (iii) vacation eligibility for the current calendar year (including accrued vacation from prior years), (iv) leave status (including type of leave, expected return date for non disability related leaves and expiration dates for disability leaves), (v) visa status, (vi) the name of any union, collective bargaining agreement or other similar labor agreement covering such employee, (vii) any known performance issues, improvement or disciplinary actions contemplated or pending against such employee, (viii) accrued sick days for current calendar year, (ix) relevant prior notice period required, (x) eligibility to company car or travel expenses, and (xi) average over-time payments per month during the preceding twelve-month period. To the knowledge of the Company, no employee listed in Section 3.14(o) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(p) Consultants and Advisors. Section 3.14(p) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company.

3.15 Real Property.

(a) Section 3.15(a) of the Disclosure Schedule contains a true and correct list of (i) each parcel of real property leased, occupied and/or operated by the Company (as lessor or lessee or otherwise) (the “Leased Real Property”), and (ii) all Liens relating to or affecting any parcel of real property referred to in clause (i) to which the Company is a party. The Company owns no real property other than Company-owned leasehold improvements, if any, on the Leased Real Property.

(b) Subject to the terms of its respective leases, the Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of each of the Leased Real Properties for the full term of the leases (including renewal periods) relating thereto. Each Lease Document referred to in Section 3.15(d) below is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company, and to the Company’s knowledge, of each other Person that is a party thereto, and there is no, and the Company has not received notice of any, default by the Company (or any condition or event which, after notice or lapse of time or both, would constitute a default by the Company) under any Lease Document and, to the Company’s knowledge, there is no default under any Lease Document (or any condition or event which, after notice or lapse of time or both, would constitute a default) by any other Person that is a party thereto. The Company does not owe brokerage commissions or finder’s fees with respect to any such Leased Real Property, except to the extent that the Company may renew the term of any such lease, in which case, any such commissions and fees would be in amounts that are reasonable and customary for the spaces so leased, given their intended use and terms.

(c) All improvements on the Leased Real Property (i) comply with and are operated in all material respects in accordance with applicable Laws (including Environmental Laws) and all applicable Liens, Approvals, Contracts, covenants and restrictions and (ii) are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and such improvements are in all material respects adequate and suitable for the purposes for which they are presently being used and there is no condemnation or appropriation proceeding, pending or, to the knowledge of the Company, threatened against any of such real property or any of the improvements thereon.

(d) True and correct copies of the documents under which the Leased Real Property is leased, subleased (to or by the Company or otherwise), utilized, and/or operated (the “Lease Documents”) have been made available to Parent. The Lease Documents are unmodified and in full force and effect, and there are no other Contracts between the Company and any other Person or to the Company’s knowledge, by and among any other Persons, claiming an interest in the interest of the Company in the Leased Real Property or otherwise relating to the use and occupancy of the Leased Real Property.

3.16 Tangible Personal Property. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the Company Financials and tangible personal property acquired since December 31, 2006,

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property (including plant, property and equipment) is free and clear of all Liens, other than Permitted Liens and except as set forth in Section 3.16 of the Disclosure Schedule, and is adequate and suitable in all material respects for the conduct by the Company of its business as presently conducted, and is in good working order and condition in all material respects, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Disclosure Schedule lists all Company Registered Intellectual Property (including all trademarks and service marks that the Company has used with the intent of creating or benefiting from any common law rights relating to such marks) and lists any proceedings or actions pending as of the date hereof before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedule, the Company has all requisite right, title and interest in, to and under (or valid and enforceable rights under Contracts or Licenses to use) all Intellectual Property necessary to the conduct of its business as presently conducted and, following the Closing, Parent and the Surviving Corporation shall continue to have such rights and interests as may be necessary to conduct such business in substantially the same manner. Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 3.17(a) of the Disclosure Schedule, is owned exclusively by the Company (excluding Intellectual Property licensed to the Company under any License, which licensed Intellectual Property is so identified in Section 3.17(b) of the Disclosure Schedule or constitutes standard off-the-shelf shrink-wrap software) and, except as otherwise disclosed in Section 3.17(b) of the Disclosure Schedule, is free and clear of all Liens (with the exception of any Permitted Liens or Liens on Intellectual Property licensed by Company from third parties). The Company: (i) owns exclusively all trademarks, service marks and trade names used by the Company in connection with the operation or conduct of the business of the Company, including the sale of any products or technology or the provision of any services by the Company; provided, however, that the Company may use trademarks, service marks and trade names of third parties which are licensed to the Company or are in the public domain; and (ii) owns exclusively, and has good title to, each copyrighted work that is incorporated in any Company product (other than copyrighted works licensed to the Company by third parties, which works are so identified in Section 3.17(b) of the Disclosure Schedule or constitute standard off-the-shelf shrink-wrap software) and each other work of authorship that the Company otherwise purports to own.

(c) To the extent that any Company Intellectual Property has been developed or created by any Person other than the Company, the Company has a legal, valid and binding written agreement with such Person with respect thereto, enforceable in accordance with its terms, and the Company either (i) has obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of Law or by valid assignment of any such rights (other than moral rights and other inalienable rights inherent in such Intellectual Property that are incapable of being assigned to the Company under Laws of certain foreign jurisdictions) or (ii) has obtained a License under or to such Intellectual Property. Each such agreement, assignment and License is listed in Section 3.17(c) of the Disclosure Schedule.

(d) Except pursuant to agreements listed in Section 3.17(d)(i) of the Disclosure Schedule, the Company has not (i) transferred ownership of or granted (and is not obligated to grant) any License of or other right to use any Intellectual Property that

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

is or was Company Intellectual Property, to any other Person, or (ii) authorized any other Person to retain any right to use any Intellectual Property that is or was Company Intellectual Property. None of the Company Intellectual Property is required to be licensed under any forum, consortium or other standards body agreement. Section 3.17(d)(ii) of the Disclosure Schedule lists all forums, consortiums, standards bodies or similar organizations in which the Company currently, or has in the past participated, or been a member or to which the Company has made any disclosure or contribution of any Intellectual Property.

(e) Except as set forth in Section 3.17(e) of the Disclosure Schedule, the Company Intellectual Property includes all the Intellectual Property used in and/or necessary for the conduct of the Company’s business as it presently is conducted, including for the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technologies and services of the Company (including products, technologies, and services currently under development), a true, correct and complete list of which is set forth in Section 3.17(e) of the Disclosure Schedule.

(f) Section 3.17(f) of the Disclosure Schedule lists all Contracts and Licenses (including all inbound Licenses other than standard off-the-shelf shrink-wrap software) to which the Company is a party with respect to any Intellectual Property. No Person other than the Company has any ownership right to any improvement made by the Company in Intellectual Property that has been licensed to the Company.

(g) Section 3.17(g) of the Disclosure Schedule lists all Contracts and Licenses between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company.

(h) Except as set forth in Section 3.17(h) of the Disclosure Schedule, the operation of the business of the Company as heretofore conducted, as presently conducted and, to the knowledge of the Company, as presently proposed to be conducted, including the Company’s design, development, distribution, marketing, manufacture, use, import, license, and sale of products, technologies and services (including products, technologies and services currently under development by the Company) does not (and did not at any time) (i) infringe or misappropriate the Intellectual Property of any Person, (ii) violate any term or provision of any License or Contract concerning such Intellectual Property, including any provision required by or imposed pursuant to 35 U.S.C. §§200-212 in any License or Contract to which the Company is a party requiring that products be manufactured substantially in the United States (“Made-in-America Requirements”), (iii) violate any right of any Person (including any right to privacy or publicity), (iv) disclose any confidential information of the Company that is not pursuant to a confidentiality agreement or any third-party confidential information that is protected by a confidentiality agreement, or (v) constitute unfair competition or an unfair trade practice under any Law. Except as set forth in Section 3.17(h) of the Disclosure Schedule, neither the Company nor any of its representatives has received from any Person any (x) notice claiming that such operation or any act, product, technology or service of the Company (including products, technologies and services currently under development) infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law or (y) notice of third-party patent or other Intellectual Property rights from a putative or potential licensor of such rights. Without limiting the generality of the foregoing, the Company has not made any shipment of source code in violation of the terms of any agreement between the Company and any Person pursuant to

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

which the Company has licensed technology or Intellectual Property from any Person. The Company has not brought any Action or Proceeding for infringement of Intellectual Property or breach of any License or Contract involving Intellectual Property against any Person.

(i) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or the relevant foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Section 3.17(i) of the Disclosure Schedule lists all actions that must be taken by the Company within one hundred eighty (180) days from the date hereof, including the payment of any registration, maintenance, renewal fee, annuity fee and Tax or the filing of any document, application or certificate for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. Except as set forth in Section 3.17(i) of the Disclosure Schedule, the Company has registered the copyright with the U.S. Copyright Office and its equivalent in all relevant foreign jurisdictions for the latest version of each product, technology or service of the Company that constitutes or includes a copyrightable work or mask work. In each case in which the Company has acquired ownership of any Intellectual Property right from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company (other than moral rights and other inalienable rights inherent in such Intellectual Property that are incapable of being assigned to the Company under Laws of certain foreign jurisdictions) and, to the maximum extent provided for by and required to protect the Company’s ownership rights in and to such Intellectual Property in accordance with all applicable Laws, the Company has recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Authority, including the PTO, the U.S. Copyright Office, or their respective equivalents in all relevant foreign jurisdictions, as the case may be.

(j) There is no Contract or License between the Company and any other Person with respect to Company Intellectual Property under which there is any dispute (and, to the Company’s knowledge, there are no facts or circumstances that may reasonably be expected to lead to a dispute) regarding the scope of such Contract or License, or performance under such Contract or License, including with respect to any payment to be made or received by the Company thereunder.

(k) To the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

(l) The Company has taken all commercially reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other Person to the Company subject to a duty of confidentiality or a limitation on use. Without limiting the generality of the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the form set forth in or attached to Section 3.17(l) of the Disclosure Schedule, and all current and former employees, consultants and independent contractors of the Company have executed such an agreement and copies of all such agreements have been made available to Parent or made available to Parent for review. The Company has made available to Parent all confidentiality and non-disclosure agreements to which it is a party, and all amendments thereto.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(m) No Company Intellectual Property or product, technology or service of the Company is subject to any Order, Action or Proceeding, settlement, or “march in” right that materially restricts, or that could reasonably be expected to materially restrict, in any manner the use, transfer or licensing of any Company Intellectual Property by the Company or that may materially affect the validity, use or enforceability of such Company Intellectual Property. The Company has not developed or created any technology or Intellectual Property by or for any Governmental Entity, university, academic institution or other similar non-commercial enterprise and has not received any funding from such enterprise or otherwise have any obligation to such enterprise with respect to any Company Intellectual Property. There are no restrictions either pursuant to any private Contract or under any Law on the transferability or ownership of the Company Intellectual Property. Except as set forth in Section 3.17(m) of the Disclosure Schedule, no Company Intellectual Property is held or owned outside of the United States of America other than patents issued to the Company in a foreign jurisdiction.

(n) No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.

(o) Except as set forth in Section 3.17(o) of the Disclosure Schedule, neither this Agreement nor any of the transactions contemplated hereby, including the Merger or the transfer of assets from the Company to Parent or a subsidiary of Parent, will result in the grant of any right or license with respect to the Intellectual Property of Parent, the Company or the Surviving Corporation to any Person pursuant to any Contract to which the Company is a party or by which any of its Assets and Properties are bound, or subject any of them to any non-compete or other restriction with respect to their respective businesses.

(p) Section 3.17(p) of the Disclosure Schedule sets forth a list of (i) all software which the Company has licensed from any third party which is used by the Company in its products or otherwise in its business (other than standard off-the-shelf shrink-wrap software) and (ii) a list of all “freeware” and “shareware” incorporated into any product now or heretofore shipped by the Company. The Company has all rights necessary for its current use (and had all rights necessary for the Company’s past use) of such software, “freeware” and “shareware”.

(q) Except as set forth in Section 3.17(q) of the Disclosure Schedule, the Company’s products comply in all material respects with all applicable technical standards and with the feature specifications and performance standards set forth in the Company’s product data sheets. There are no outstanding claims (or facts that may reasonably lead to a claim) for breach of warranty by the Company in connection with such standards and specifications. All product performance comparisons heretofore furnished by the Company to customers or Parent are accurate in all material respects as of the dates so furnished (except that, in the case of product performance comparisons made as of a specified earlier date, such comparisons shall be accurate in all material respects as of such specified earlier date, and, in the case of product performance comparisons superseded by a subsequent product performance comparison furnished to the customer before the customer’s acquisition of a license on the product covered by the superseded comparison, the superseding comparison shall be accurate in all material respects and the superseded comparison shall be disregarded).

(r) The Company has taken all reasonably necessary and appropriate steps to protect and preserve ownership of Company Intellectual Property (excluding Intellectual Property licensed to the Company under any License; provided, however that such

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

exclusion shall not apply where the failure to take such steps would constitute a breach of any agreement between the Company and any third party(ies)). The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Company Intellectual Property. In the event that such a consultant is concurrently employed by the Company and another Person, the Company has taken additional steps to ensure that any Company Intellectual Property developed by such a consultant does not belong to such other Person or conflict with such consultant’s employment agreement with such other Person. Except as set forth in Section 3.17(r) of the Disclosure Schedule, such steps include ensuring that all research and development work performed by such a consultant are performed only on the Company’s facilities and only using the Company’s resources.

(s) Except as set forth in Section 3.17(s) of the Disclosure Schedule, (i) no Open Source Software is incorporated (either directly by the Company, or indirectly, by the incorporation of third party software that itself incorporates Open Source Software) into any of the Company’s products or services, (ii) no product or service of the Company is intermingled or bundled with or otherwise derived from or contains part of any Open Source Software or uses or links to any libraries or routines that constitute Open Source Software, (iii) no Open Source Software is otherwise used by the Company, whether or not incorporated with the Company’s products or services, and (iv) the Company has not developed, acquired, licensed, used or otherwise obtained any Software that is now, was previously, or is expected or intended by the Company in the future to be Open Source Software. To the knowledge of the Company, no third party has (i) combined, bundled, or merged Open Source Software with Company’s products or services; or (ii) used Company’s products or services to link to, shared data structures with, or make function calls to Open Source Software.

(t) Except as set forth in Section 3.17(t) of the Disclosure Schedule, to the knowledge of Company neither the product, technology or service of the Company, nor any third party product, technology or service incorporated in or otherwise distributed with a product, technology or services of the Company, contains any error, flaw, virus or other fault that would materially impair or delay the Company’s ability to distribute Company’s products, technology or services in conformance with the specifications for such products, technology or services.

(u) Except a set forth in Section 3.17(u), the Company has not provided any Deposit Materials or other designs for Company products to any third party, and is not aware of any facts or circumstances that would give rise to an obligation for Company to provide any such items to any third party.

3.18 Supply of Products and Services.

(a) The operation of the business of the Company as heretofore conducted and as presently conducted, including the Company’s design, development, distribution, marketing, manufacture, use, import, license, and sale of products, technologies and services (including products, technologies and services currently under development by the Company), does not (and did not at any time) obligate the Company to escrow for the benefit of or deliver to third parties Deposit Materials, except as set forth in Section 3.18(a) of the Disclosure Schedule.

(b) Except as set forth in Section 3.18(b) of the Disclosure Schedule, the Company is not a party to or bound by any Contract that: (i) automatically terminates or allows termination by the other party thereto upon consummation of any of the transactions contemplated by this Agreement; (ii) includes representations, warranties, restrictions, or other provisions under which

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

Company is obligated to supply or support, Company products, services or software; (iii) contains any covenant or other provision which limits the Company’s ability to stop selling, or changing the pricing or terms of supply of, Company products, services or Software or delay penalties that may accrue under the agreements; (iv) includes a product warranty beyond one year; (v) includes a limitation of liability at prices paid for products sold or to be sold; or (vi) requires the transfer to a third party of Company Intellectual Property or Deposit Materials upon consummation of any of the transactions contemplated by this Agreement to third parties.

3.19 Contracts.

(a) Section 3.19(a) of the Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts to which the Company is a party or otherwise bound (any Contract of a nature described below (whether or not set forth on the Disclosure Schedule) to which the Company is a party or otherwise bound, being referred to herein as a “Material Contract” and, collectively, as the “Material Contracts”):

(i) any employment, contractor or consulting agreement, Contract with an employee or individual consultant, contractor, or salesperson, any Contract or binding commitment to grant any bonus, severance or termination pay (in cash or otherwise) to any employee, or any contractor, consulting or sales agreement, Contract, or binding commitment with a firm or other organization;

(ii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any lease of personal property having a value in excess of $35,000 individually or $175,000 in the aggregate;

(v) any agreement of indemnification or guaranty;

(vi) any Contract or binding commitment relating to capital expenditures and involving future payments in excess of $35,000 individually or $175,000 in the aggregate;

(vii) any Contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix) any purchase order or Contract for the purchase of materials involving in excess of $35,000 individually or $175,000 in the aggregate;

(x) any Contracts that contain “most favored nation” or preferred pricing provisions;

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(xi) any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement;

(xii) any Contract or binding commitment to alter the Company’s interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xiii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company;

(xiv) any nondisclosure, confidentiality or similar agreement, other than those entered into with employees or contractors, or any actual or prospective customer or vendor in the ordinary course of business consistent with past practices; or

(xv) any other Contract or binding commitment that involves $35,000 individually or $175,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days.

(b) Each Material Contract to which the Company is a party or any of its Assets and Properties, is subject is a valid and binding agreement of the Company, enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company and, to the knowledge of the Company, any other party thereto. Except as set forth in Section 3.19(b) of the Disclosure Schedule, the Company is in material compliance with and has not materially breached, violated or defaulted under, or received notice that they have materially breached, violated or defaulted under, any of the terms or conditions of any such Material Contract, nor to the knowledge of the Company is any party obligated to the Company pursuant to any such Material Contract subject to any material breach, violation or default thereunder, nor does the Company have knowledge of any event that with the lapse of time, giving of notice or both would constitute such a material breach, violation or default by the Company or any such other party. True and complete copies of each Material Contract have been delivered or been made available to Parent through physical or electronic delivery or through the Data Site.

(c) Except as set forth in Section 3.19(c) of the Disclosure Schedule, the Company has fulfilled all material obligations required to have been performed by the Company prior to the date hereof pursuant to each Material Contract to which the Company is a party or any of its Assets and Properties is bound, and to the knowledge of the Company, without giving effect to the Merger, the Company will fulfill, when due, all of its material obligations under such Material Contract that remain to be performed after the date hereof.

(d) Except as set forth in Section 3.19(d) of the Disclosure Schedule, there are no, and the Company has no knowledge of any, threatened disputes or disagreements with respect to any Material Contract to which the Company is a party or any of its Assets and Properties subject.

(e) The Material Contracts to which the Company is a party or any of its Assets and Properties is subject that constitute licenses of goods, services or rights from third parties that are incorporated in any products, services or rights which the Company sublicense to their customers are fully sublicensable without any further payment to any Person, except as identified in Section 3.19(e) of the Disclosure Schedule. No royalties, fees, honoraria, volume-based, milestone or other payments are payable by the Company

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

to any Person by reason of the ownership, use, sale, licensing, distribution or other exploitation of any Company Intellectual Property relating to the conduct or operation of the business of the Company or the delivery or provision of any products, services or rights delivered or provided thereby or thereunder, except for obligations relating solely to end-user operating systems and application software, the license of which is obtained with the acquisition or license thereof.

3.20 Insurance.

(a) Section 3.20(a) of the Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers, the expiration dates of the policies, the annual premiums thereof, frequency of payment thereof, the due date of the next payment thereof, the period of time covered thereby and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure any of the business, operations, directors, officers or employees of the Company or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company and that (i) have been issued to the Company or (ii) to the knowledge of the Company, have been issued to any other Person for the benefit of the Company. The insurance coverage provided by the policies issued to the Company set forth in Section 3.20(a) of the Disclosure Schedule will not terminate or lapse by reason of any of the transactions contemplated by this Agreement. Each policy issued to the Company listed in Section 3.20(a) of the Disclosure Schedule is, to the Company’s knowledge, valid and binding and, further, is in full force and effect, all premiums due thereunder have been paid when due and the Company has not received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and the Company has no knowledge of any reason or state of facts that could reasonably be expected to lead to the cancellation of such policies or of any threatened termination of, or material premium increase with respect to, any of such policies. The insurance policies issued to the Company listed in Section 3.20(a) of the Disclosure Schedule, (i) in light of the business, operations and Assets and Properties of the Company, are in amounts and have coverages that are reasonable and customary for Persons engaged in similar businesses and operations and having similar Assets and Properties and (ii) are in amounts and have coverages required by any Contract to which the Company is a party or by which any of its Assets and Properties is bound.

(b) Section 3.20(b) of the Disclosure Schedule contains a list of all claims in excess of $50,000 made under any insurance policies issued to and covering the Company in the two (2) years immediately preceding the date of this Agreement. The Company has not received written notice that any insurer under any policy listed in Section 3.20(b) of the Disclosure Schedule is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause. The Company has, in its reasonable judgment, in light of its business, location, operations and Assets and Properties, maintained, at all times, without interruption, appropriate insurance, both in scope and amount of coverage.

3.21 Affiliate Transactions.

(a) Except as set forth in Section 3.21(a) of the Disclosure Schedule: (i) there is no Contract or Liability between the Company, on the one hand, and (A) any current or former officer, director, shareholder, or to the Company’s knowledge, any Affiliate or Associate of the Company or (B) any Person who, to the Company’s knowledge, is an Associate of any such officer, director, shareholder or Affiliate, on the other hand; (ii) the Company does not provide or cause to be provided any asset, service or facility to any such current or former officer, director, employee, security holder, Affiliate or Associate, including loans relating to the purchase

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

of any security; (iii) no such current or former officer, director, shareholder, Affiliate or Associate provides or causes to be provided any assets, services or facilities to the Company; and (iv) the Company does not beneficially own, directly or indirectly, any Investment Assets of any such current or former officer, director, shareholder, Affiliate or Associate.

(b) Each of the Contracts and Liabilities listed in Section 3.21(b) of the Disclosure Schedule was entered into or incurred, as the case may be, on terms no less favorable to the Company (in the reasonable judgment of the Company) than if such Contract or Liability was entered into or incurred on an arm’s- length basis on competitive terms. Any Contract to which the Company is a party and in which any director of the Company has a financial interest was approved by a majority of the disinterested members of the Board of Directors of the Company and/or shareholders of the Company, as the case may be, in accordance with applicable Law.

3.22 Environmental Matters.

(a) The Company possesses all Environmental Permits necessary to or required for the operation of its business, except where the failure to possess any such Environmental Permit would not have a material impact on the operation of the Company’s business. The Company will obtain, prior to the Closing, any Environmental Permits that must be obtained as of or immediately after the Closing in order for the Surviving Corporation and/or the Company to conduct the business of the Company as it was conducted prior to the Closing.

(b) The Company is in compliance in all material respects with: (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws.

(c) Neither the Company nor, to the Company’s knowledge, any predecessor of the Company or any entity previously owned by the Company has received any notice from a Governmental Entity within the past seven (7) years of alleged, actual or potential responsibility for, or any inquiry regarding, (i) any Release or threatened or suspected Release of any Hazardous Material, or (ii) any violation of Environmental Law.

(d) Neither the Company nor, to the Company’s knowledge, any predecessor of the Company or any entity previously owned by the Company has any material obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material. To the Company’s knowledge, there has been no event, fact or circumstance which, either alone or in combination, could be reasonably expected to form the basis of any such obligation or Liability, except as would not reasonably be expected to result in a material liability to the Company.

(e) To the Company’s knowledge, no Release of Hazardous Material(s) has occurred at, from, in, to, on, or under any Site and no Hazardous Material is present in, on, about or migrating to or from any Site, except as would not reasonably be expected to result in a material liability to the Company.

(f) Neither the Company, nor, to the Company’s knowledge, any predecessor of the Company, or any entity previously owned by the Company, has been notified by a Governmental Entity that it may be subject to liability as a result of having transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any location.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(g) To the Company’s knowledge, no Site is a current or proposed Environmental Clean-up Site.

(h) To the Company’s knowledge, there is no Lien under or pursuant to any Environmental Law on any Site.

(i) To the Company’s knowledge, there is no (i) underground storage tank, active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos-containing material, (iv) radon, (v) lead-based paint or (vi) urea formaldehyde at any Site.

(j) To the Company’s knowledge, there has been no environmental investigation, study, audit, test, review or other analysis conducted with respect to any Site, which has not been made available to Parent prior to execution of this Agreement.

(k) Except as set forth in Section 3.22(k) of the Disclosure Schedule, the Company is not a party, whether as a direct signatory or as successor, assign, third party beneficiary, guarantor or otherwise, to, and is not otherwise bound by, any current lease or other Contract or agreement under which the Company is obligated or may be obligated by any representation, warranty, covenant, restriction, indemnification or other undertaking respecting Hazardous Materials or under which any other person is or has been released respecting Hazardous Materials.

(l) To the Company’s knowledge, the Company and each predecessor of the Company and each entity previously owned by the Company have provided all notifications and warnings, made all reports, and kept and maintained all records required pursuant to all applicable Environmental Laws, except as would not reasonably be expected to result in a material liability to the Company.

3.23 Substantial Customers and Suppliers.

(a) Section 3.23(a)(i) and (ii) of the Disclosure Schedule list, respectively, (i) the ten (10) largest (or if less than ten (10), the actual) customers of the Company on the basis of revenues collected or accrued by the Company between January 1, 2007 and the date of this Agreement, and (ii) the customers who accounted for ninety percent (90%) of such revenue. No such customer has ceased or materially reduced its purchases from the Company since January 1, 2007, or, to the knowledge of the Company, has threatened to cease or materially reduce such purchases or sales or provision of services since such date or after the date hereof. To the knowledge of the Company, no such customer or supplier is threatened with bankruptcy or insolvency.

(b) Section 3.23(b) of the Disclosure Schedule lists the ten (10) largest (or if less than ten (10), the actual) suppliers of the Company on the basis of cost of goods or services purchased by the Company during its most recently completed fiscal year. No such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Company since December 31, 2006, or, to the knowledge of the Company, has threatened to cease or materially reduce such purchases or sales or provision of services since such date or after the date hereof. To the knowledge of the Company, no such customer or supplier is threatened with bankruptcy or insolvency.

3.24 Accounts Receivable. The accounts and notes receivable of the Company reflected on the Company Financials, and all accounts and notes receivable arising subsequent to the Interim Financial Statement Date, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) to the Company’s

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (c) to the Company’s knowledge, are not subject to any valid set-off or counterclaim and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

3.25 Inventory. All inventory of the Company reflected on the balance sheets included in the Company Financials consisted, and all such inventory acquired since the Interim Financial Statement Date consists, of a quality and quantity usable and salable in the ordinary course of business. Except as set forth in the notes to the Audited Financial Statements or in Section 3.25 of the Disclosure Schedule, all items included in the inventory of the Company are the property of the Company free and clear of any Lien, other than Permitted Liens, have not been pledged as collateral, are not held by the Company on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental Entity.

3.26 Brokers. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 3.26 of the Disclosure Schedule sets forth the principal terms and conditions of all agreements, written or oral, with respect to such fees, if any, and true and complete copies of each such agreement have been made available or delivered to Parent.

3.27 Banks and Brokerage Accounts. Section 3.27 of the Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account (including “deposit accounts” as defined in Section 9105 of the California Commercial Code and “securities accounts” as defined in Section 8501 of the California Commercial Code) or a safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto, and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

3.28 Warranty Obligations.

(a) Section 3.28(a) of the Disclosure Schedule sets forth (i) a list of all forms of written warranties, guarantees and written warranty policies of the Company in respect of any of the Company’s products and services, which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation, (ii) each of the Warranty Obligations which is subject to any dispute or, to the knowledge of the Company, threatened dispute, and, to the extent material, (iii) the experience of the Company with respect to warranties, guarantees and warranty policies of or relating to the Company’s products and services. True and correct copies of the Warranty Obligations have been made available to Parent prior to the execution of this Agreement.

(b) (i) There has not been any material deviation from the Warranty Obligations, and no salesperson, employee or agent of the Company is authorized to undertake any obligation to any customer or other Person in excess of such Warranty Obligations, and (ii) the balance sheet included in the Interim Financial Statements reflects adequate reserves for Warranty Obligations. All products

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

manufactured, designed, licensed, leased, rented or sold by the Company (A) are and were free from material defects in construction and design and (B) satisfy any and all Contract or other specifications related thereto to the extent stated in writing in such Contracts or specifications, in each case, in all material respects.

3.29 Foreign Corrupt Practices Act. Neither the Company, nor to the knowledge of the Company, any agent, employee or other Person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

3.30 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing in a material manner any business practice of the Company, any acquisition of Assets and Properties by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.31 Export Control Laws. The Company has at all times conducted its export transactions in accordance with all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations, and all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) Except as set forth in Section 3.31(a) of the Disclosure Schedule, the Company has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export and re export of products, services, software and technologies, and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”).

(b) Except as set forth in Section 3.31(b) of the Disclosure Schedule, the Company is in compliance with the terms of all applicable Export Approvals.

(c) There are no pending or, to the Company’s knowledge, threatened claims against the Company with respect to Export Approvals.

(d) To the Company’s knowledge, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that may give rise to any future claims.

(e) Except as set forth in Section 3.31(e) of the Disclosure Schedule, no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(f) Section 3.31(f) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company’s products, services, software and technologies.

3.32 Financial Projections/Operating Plan.

(a) The Company has made available to Parent certain financial projections provided as part of the Operating Plan (the “Projections”) with respect to the Company’s business which projections were prepared for internal use only. Such Projections were prepared in good faith and are based on assumptions believed by the Company to be reasonable as of the date such Projections were prepared; provided that the failure to achieve any aspect of such Projections prepared in good faith shall not be deemed by itself to constitute a breach of any representation or warranty of the Company.

(b) The Company has provided to Parent a true, correct and complete copy of the Operating Plan.

3.33 Approvals.

(a) Section 3.33(a) of the Disclosure Schedule sets forth a list of all material Approvals of Governmental Entities relating to the business conducted by the Company which are required to be given by the Company to or obtained by the Company from any and all Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement (other than the filing of the Certificate of Merger, amendment of the Company’s certificate of incorporation or bylaws as expressly contemplated herein, and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under state or federal securities laws).

(b) Section 3.33(b) of the Disclosure Schedule sets forth a list of all material Approvals which are required to be given by the Company to or obtained by the Company from any and all Persons other than Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement.

(c) The Company has obtained all material Approvals from Governmental Entities necessary to the conduct of the business of the Company as heretofore and presently conducted; there has been no written notice received by the Company of any material violation or material non-compliance with any such Approvals; and each such Approval required for the conduct of the business of the Company as presently conducted is in full force and effect. All material Approvals from Governmental Entities necessary to the conduct of the business of the Company as presently conducted are listed in Section 3.33(c) of the Disclosure Schedule.

(d) Other than the Shareholder Approval, no other votes of the holders of any shares of the Company Capital Stock are required to adopt and approve this Agreement and approve the Merger.

(e) Except as set forth in Section 3.33(e) of the Disclosure Schedule, to the knowledge of the Company based upon the representations given by such holders, alone or together with a purchaser representative, the holders of the Company’s Capital Stock are either “accredited investors” within the meaning of federal securities Law or are otherwise eligible to participate in the private placement of Parent Common Stock contemplated by Section 6.7 hereof.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

3.34 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States, including, without limitation, Section 203 of Delaware Law, is applicable to the Merger or any of the transactions contemplated by this Agreement.

3.35 No Solicitation. Since September 24, 2007, the Company has not taken or permitted any of the Company’s representatives to take, either directly or indirectly, any action that is a breach of the Confidentiality Agreement between Parent and the Company, dated as of September 24, 2007 (the “Confidentiality Agreement”), or prohibited from being taken on or after the date of this Agreement by Section 6.2 with any Person other than Parent and its designees.

3.36 Consent Solicitation. All information furnished on or in any document mailed, delivered or otherwise furnished or to the be mailed, delivered or otherwise furnished to shareholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger and the other matters contemplated by Section 6.6 hereof, did not and will not, as the case may be, contain any untrue statement of a material fact and did not and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

3.37 Hart-Scott-Rodino. The Company (a) is its own “ultimate parent entity” as defined under 16 C.F.R. 801.1 and the Hart-Scott-Rodino Act, (b) had less than $12,000,000 of revenue in its last completed fiscal year, and (c) has total assets less than $12,000,000 as shown on its most recent regularly-prepared balance sheet (including unaudited statements).

3.38 Disclosure. No representation or warranty made by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to Parent pursuant to any provision of this Agreement (including the Company Financials and the notes thereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent all of the Contracts and Licenses heretofore requested on behalf of Parent in writing, and all other material information concerning the Company requested on behalf of Parent in writing in the possession, custody or control of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub hereby represents and warrants to the Company, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

4.1 Organization and Standing. Parent is company limited by shares duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed or in good standing would have a Parent Material Adverse Effect.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

4.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no further corporate action is required on the part of Parent and Sub to authorize the execution of delivery of the Agreement. This Agreement has been duly executed and delivered by Parent and Sub and, assuming due authorization, execution and delivery by the other parties thereto, constitutes the valid and binding obligation of Parent and Sub, enforceable against each in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

4.3 Consents. No Approval of any Governmental Entity or any other Person is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) such Approvals as may be required under applicable securities laws, (b) such Approvals as may be required under applicable merger control regulations, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the listing of the ADSs representing the shares of Parent Common Stock which constitutes the Merger Shares, and (e) such Approvals that, if not obtained or made, would not have a Parent Material Adverse Effect.

4.4 Parent Common Stock and Capital Resources. The Parent Common Stock which constitutes the Merger Shares has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable. In addition, Parent has, and at the Effective Time will have, sufficient cash resources to pay the Merger Cash.

4.5 No Conflict. The execution and delivery by Parent and Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a conflict under (a) any provision of the organizational documents of Parent or Sub, or (b) any Law or Order applicable to Parent or Sub or any of their Assets and Properties.

4.6 SEC Documents. Parent has made available to the Company, by reference to the website of the SEC, all documents filed with the SEC (the “Parent SEC Filings”). The Parent SEC Filings (a) conformed, as of the dates of their respective filing with the SEC, in all material respects, to the requirements set forth in the instructions for such forms under the Securities Act and the Exchange Act, and (b) when taken together, did not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed report with the SEC prior to the date hereof. The financial statements of Parent included in the Parent SEC Filings fairly and accurately represented, in all material respects, the consolidated financial condition of Parent as of their respective dates and Parent’s consolidated results of operations for the respective periods specified therein were prepared in accordance with GAAP, except as indicated in the notes thereto.

4.7 Information Supplied. The information about Parent or Sub provided by Parent or Sub in writing to the Company expressly for the purposes of furnishing such information on or in any other document mailed, delivered or otherwise furnished to shareholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger and the other matters contemplated by Section 6.6 hereof, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading. Notwithstanding the foregoing, neither Parent nor Sub makes any representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents, provided that such information was supplied by the Company expressly for such purpose.

4.8 Brokers. Neither Parent nor Sub has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 9.1 hereof or the Effective Time, the Company agrees to (i) conduct the business of the Company, except to the extent that Parent shall otherwise consent in writing in accordance with Section 5.3 hereof, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) pay the debts and Taxes of the Company when due (subject to Parent’s review and consent to the filing of any Tax Return, as set forth in Section 5.1(e) below), (iii) pay or perform other obligations when due, and (iv) use commercially reasonable efforts to preserve intact the present business organization of the Company, keep available the services of the present officers and employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving substantially unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. The Company shall promptly notify Parent of any material event or occurrence involving the Company that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. The Company shall not, without the prior written consent of Parent, which consent shall not be unreasonably withheld and is to be requested in accordance with Section 5.3 hereof:

(a) cause or permit any modifications, amendments or changes to its certificate of incorporation or bylaws other than expressly contemplated herein;

(b) undertake any expenditure, transaction or commitment not in the ordinary course of business consistent with past practice and exceeding $35,000 individually or $175,000 in the aggregate or any commitment or transaction of the type described in Section 3.30 hereof (it being understood that ordinary course payroll practice that is consistent with past practice shall not require the consent of Parent);

(c) pay, discharge, waive or satisfy, in an amount in excess of $35,000 in any one case, or $175,000 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Interim Financial Statements or claims, liabilities, rights or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) incurred or to be incurred in the ordinary course of business;

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;

(e) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any Return unless a copy of such Return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Return;

(f) revalue any of its assets (whether tangible or intangible) in any material manner, including writing down the value of inventory or writing off notes or accounts receivable;

(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock) except in accordance with the agreements evidencing Company Options or Company Common Stock or as expressly contemplated hereunder;

(h) increase or otherwise change the salary or other compensation payable or to become payable to any officer, director, employee, consultant or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

(i) sell, lease, license or otherwise dispose of any of the assets or properties of the Company (other than inventory in the ordinary course of business consistent with past practice), or grant any security interest in any of its properties or assets (other than Company Intellectual Property in accordance with Section 5.1(o), except properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practice;

(j) make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement;

(k) incur any indebtedness for borrowed money, amend the terms of any outstanding loan agreement, guarantee any indebtedness for borrowed money of any Person, issue or sell any debt securities or guarantee any debt securities of any Person;

(l) waive or release any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

(m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or relating to any of their businesses, properties or assets;

(n) issue, grant, deliver or sell or authorize or propose or contract for the issuance, grant, delivery or sale of, or purchase or propose or contract for the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Capital Stock pursuant to the exercise of outstanding Company Options;

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(o) (i) sell, lease, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property of any Person except in the ordinary course of business consistent with past practice, (ii) license any material Intellectual Property outside the ordinary course of business, license any Intellectual Property to be incorporated into any product of the Company, or purchase any Intellectual Property, or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property of any Person, (iii) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) propose or consent to any change to pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company;

(p) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company;

(q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, materially amend, materially modify or terminate any of the terms of any Lease Agreements;

(r) terminate, amend or otherwise modify (or agree to do so), or violate the terms of, any of the Material Contracts set forth or described in the Disclosure Schedule;

(s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material or any equity securities, individually or in the aggregate, to the business of the Company;

(t) other than terminations made in connection with Section 6.12(c) hereof, grant any severance or termination pay (in cash or otherwise) to any employee, including any officer, except payments made pursuant to written agreements existing on the date hereof and disclosed in the Disclosure Schedule;

(u) adopt or amend the Option Plan, enter into or amend any employee agreement, enter into any employment contract, pay or agree to pay any bonus or special remuneration to any director or employee, or increase or modify the salaries, wage rates, or other compensation (including any equity-based compensation) of its employees except payments made pursuant to written agreements outstanding on the date hereof and disclosed in Section 5.1(u) of the Disclosure Schedule or to meet the requirements of applicable Law or as required by this Agreement;

(v) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(w) take any action to accelerate the vesting schedule of any of the outstanding Company Options or Company Common Stock (other than required by Section 2.6(b) herein);

(x) other than terminations made in connection with Section 6.12(c) hereof, hire, offer to hire or terminate any employees, or encourage employees to resign from the Company;

(y) other than terminations made in connection with Section 6.12(c) hereof, promote, demote, terminate or otherwise change the employment status or titles of any employee;

(z) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(aa) cancel, amend or renew any insurance policy; or

(bb) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(aa) hereof, or any other action that would cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.

Notwithstanding the above, if the Closing has not occurred as of December 31, 2007 and the Termination Date has been extended for an additional sixty (60) days pursuant to Section 9.1(b) hereof, then, with respect to any action above that takes place after December 31, 2007, the monetary thresholds referenced in this Section 5.1 shall be eliminated.

5.2 No Solicitation.

(a) During the Pre-Closing Period, the Company shall not (nor shall the Company knowingly permit, as applicable, any of its officers, directors, employees, shareholders, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any part of the business, properties, assets or technologies of the Company (other than inventory or licenses in the ordinary course of business of the Company), or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction (any such offer or proposal, an “Acquisition Proposal”); (ii) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to its or their respective properties, technologies, books or records, not customarily afforded such access; (iii) assist or cooperate with any Person in connection with an Acquisition Proposal, other than with respect to the purchase of inventory in the ordinary course of business; or (iv) enter into any agreement with any Person relating to an Acquisition Proposal, and shall provide copies of all writings provided by such Person in connection with such Acquisition Proposal. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv) above.

(b) The Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after receipt of any Acquisition Proposal, or modification of or amendment to any Acquisition Proposal, or request for nonpublic information relating to the Company or for access to the properties, books or records of the Company, or notice by any Person that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate the identity of the

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company and the material terms of any such Acquisition Proposal or modification or amendment to the Acquisition Proposal. The Company shall keep Parent informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

(c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, employee, shareholder, agent, representative or Affiliate of the Company shall be deemed to be a breach of this Agreement by Company.

5.3 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 5.1 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals:

Richard Wei

Telephone: (8621) 5080-2727

Facsimile: (8621) 5895-5772

E-mail address: Richard.Wei@spreadtrum.com

Eva Wang

Telephone: (8621) 5080-2727

Facsimile: (8621) 5895-5772

Email address: Eva.Wang@spreadtrum.com

Wilson Sonsini Goodrich & Rosati, Professional Corporation

Attention: Michelle Edwards and Scott Anthony

Telephone: (650) 493-9300

Facsimile: (650) 493-6811

E-mail address: medwards@wsgr.com; santhony@wsgr.com

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Information. Until the earlier of the termination of this Agreement or the Effective Time, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access at reasonable times during regular business hours to (a) all of the properties (including for the performance of environmental tests or investigations as Parent may desire), books, contracts, commitments and records of the Company, including all Company Intellectual Property (including access to design processes and

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

methodologies and all source code), (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Parent may reasonably request, and (c) all employees of the Company as identified by Parent. Any access to the Company’s offices will be subject to advance written notice and the Company’s reasonable security measures and insurance requirements. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. Until the earlier of the termination of this Agreement or the Effective Time, Parent will provide the Company with copies of such publicly available information about Parent as the Company may request. No information or knowledge obtained in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

6.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.1 hereof, pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement. Parent and the Company agree that such information will constitute “Confidential Information” as contemplated by the Confidentiality Agreement, notwithstanding any failure (a) to specifically designate such information as “Confidential,” “Proprietary” or some similar designation, and (b) to confirm in writing that information communicated orally is “Confidential Information.” The Company further acknowledges that the ADSs are publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions or correspondence regarding or transactions in the ADSs or the Parent Common Stock in violation of applicable securities laws.

6.3 Public Disclosure. Neither Parent nor the Company (nor any of their respective representatives) shall issue any statement or communication to any third party (other than their agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and Nasdaq rules.

6.4 Reasonable Efforts.

(a) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Merger to occur, to obtain all necessary Approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement; provided, however, that Parent shall not be required to agree to (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock, any business, or any Assets and Properties of Parent, its Subsidiaries or Affiliates, or of the Company, (ii) the imposition of any limitation on the ability of Parent, its Subsidiaries or Affiliates,

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

or the Company, to conduct their respective businesses or own any capital stock or Assets and Properties or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company, or (iii) the imposition of any impediment on Parent, its Subsidiaries or Affiliates, or the Company, under any Law or order other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (i), (ii) or (iii), an “Action of Divestiture”). Nothing herein shall require Parent to litigate with any Governmental Entity.

(b) Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

6.5 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (a) the occurrence or non-occurrence of any event, which occurrence or non-occurrence is reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time; and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice, or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 6.5 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.6 Shareholder Approval.

(a) Concurrently with the execution of this Agreement, the Company shall deliver to Parent an action by written consent, in a form reasonably acceptable to Parent, executed by each of the persons listed on Schedule 6.6(a), representing the Shareholder Approval.

(b) The Company shall as soon as practicably possible, but in no event later than five (5) calendar days after the date hereof, deliver (i) notice of the adoption of this Agreement and approval of the Merger to the shareholders of the Company who did not execute the written consent as part of the Shareholder Approval, pursuant to and in accordance with the applicable provisions of Delaware Law and California Law, and (ii) the requisite notice of appraisal, dissenters’ or similar rights under Delaware Law and California Law. The Company shall also prepare, with the cooperation of Parent, an information statement (the “Information Statement”), which shall constitute a disclosure document for the offer and sale of the Merger Shares in the Merger and shall comply with the information requirements of Rule 502(b) promulgated under the Securities Act so that Parent, if it so chooses, may avail itself of the exemption provided by Rule 506 promulgated under the Securities Act. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement or in any amendments or supplements to the Information Statement. Each of the parties hereto will promptly advise the other parties in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law. The Board of Directors of the Company shall recommend to the shareholders of the Company that such shareholders approve and adopt the Agreement and approve the Merger and the transactions contemplated hereby, and the Information Statement shall contain such recommendation, as well as the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are in the best interests of the shareholders in the opinion of the Board of

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

Directors. Notwithstanding anything to the contrary contained herein, the Company shall not include in the Information Statement any information with respect to Parent or its Affiliates or Associates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

6.7 Securities Law Compliance.

(a) Issuance of Parent Common Stock. Each of Parent, Sub and the Company hereto acknowledges and agrees that the shares of Parent Common Stock issuable to the Shareholders and Cashed-Out Company Optionholder pursuant to Section 2.6 hereof, shall be issued pursuant to an exemption or exemptions from registration under Regulation D promulgated under the Securities Act and the exemption from qualification under the Laws of the State of California and other applicable state securities laws. The certificates for shares of Parent Common Stock to be issued in the Merger shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act and to comply with applicable state securities laws. The Company acknowledges and understands that Parent is relying upon certain written representations made on behalf of each Shareholder and each Cashed-Out Company Optionholder in issuing the shares of Parent Common Stock.

(b) Blue Sky Laws. As promptly as practical after the Closing, Parent and Company shall prepare and make such filings as are required under applicable blue sky laws relating to the transactions contemplated by this Agreement. The Company shall assist Parent as may be necessary to comply with the securities and blue sky laws relating to the transactions contemplated by this Agreement.

(c) Shareholder Certificate. The Company shall deliver or cause to be delivered to Parent, prior to the Closing Date, an executed Shareholder Certificate in substantially the form attached hereto as Exhibit A (the “Shareholder Certificate”) from each Shareholder and each Cashed-Out Company Optionholder; provided, however, the Company shall deliver or cause to be delivered to Parent an executed Shareholder Certificate from each Shareholder listed on Schedule 6.7(c) hereto immediately following execution of this Agreement.

(d) Registration Statement on Form F-3. Parent shall file, as soon as reasonably practicable following the later of (i) the Closing Date and (ii) the date on which Parent becomes eligible to do so, a registration statement on Form F-3 (the “Registration Statement”) with the SEC covering the resale of ADSs representing the shares of Parent Common Stock issued to the Shareholders and the Cashed-Out Company Optionholder pursuant to the Merger, and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after filing and to keep such Registration Statement effective until the earlier of (A) the date on which all securities included in such Registration Statement have been sold, or (B) the three (3) month anniversary of the date on which the Registration Statement is filed with the SEC. Any such registration shall be subject to the terms and conditions set forth in the Declaration of Registration Rights attached hereto as Exhibit B.

(e) Additional Assurances. At the request of Parent, the Company shall use its commercially reasonable efforts to cause each Shareholder and each Cashed-Out Company Optionholder to execute and deliver to Parent such instruments and do and perform such acts and things as may be necessary or desirable for complying with all applicable securities laws and corporate laws.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(f) Board and Shareholder Approval. The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby, nor shall the Board of Directors of the Company encourage or solicit the shareholders of the Company to alter, modify, change or revoke their approval of this Agreement, the Merger and the transactions contemplated hereby.

6.8 Merger Notification.

(a) To the extent applicable, as soon as may be reasonably practicable, the Company and Parent (and any applicable shareholder of the Company) shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation the filings required by the merger notification or control laws or regulations of any jurisdiction identified in Section 6.8(a) of the Disclosure Schedule. Each of Parent and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.8 to comply in all material respects with applicable Law.

(b) The Company and Parent (and/or any applicable shareholder of the Company) each shall promptly (i) supply the others with any information which reasonably may be required in order to effectuate the filings contemplated by Section 6.8(a), and (ii) supply any additional information which reasonably may be required by the competition or merger control authorities of any jurisdiction and which the parties may reasonably deem appropriate. Except where prohibited by applicable Law, the Company shall consult with Parent prior to taking a position with respect to any such filings, shall permit Parent to review and discuss in advance, and consider in good faith the views of Parent in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with Parent in preparing and providing such information and promptly provide Parent (and its counsel) copies of all filings, presentations and submissions (and a summary of oral presentations) made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Parent shall have principal control over the strategy for interacting with such Governmental Entities in connection with the matters contained in this Section 6.8.

(c) Each of Parent and the Company shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.8(a), Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

6.9 Consents. The Company shall use commercially reasonable best efforts to obtain all Approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 6.9 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time. Such Approvals shall be in a form acceptable to Parent. In the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval, and Parent shall be entitled to indemnification for all losses, costs, claims, liabilities and damages arising from the same.

6.10 Restrictions on Transfer. All certificates representing Parent Common Stock deliverable to any Shareholder pursuant to this Agreement and in connection with the Merger and any certificates subsequently issued with respect thereto or in substitution therefor (including any shares issued or issuable in respect of any such shares upon any stock split, stock dividend, recapitalization, or similar event) shall bear any legend required by the Secretary of State of the State of Delaware or such as are required pursuant to any federal, state, local or foreign Law governing such securities.

6.11 Termination and Modification of Agreements.

(a) The Company shall terminate each of the Contracts listed on Schedule 7.2(h) hereof (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such Contracts shall be of no further force or effect immediately following the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Surviving Corporation will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date.

(b) The Company shall use commercially reasonable best efforts to amend each of the Contracts listed on Schedule 6.11(b) hereof, and shall provide such notices or take such other actions as are required to amend those Contracts (or any of them) in accordance with their terms, in each case in accordance with Schedule 6.11(b) hereof. The parties expressly acknowledge and agree that the foregoing covenants in this Section 6.11(b) shall not require the Company to (i) effect any such amendment, or (ii) to terminate any such Contracts prior to the later of (x) the Effective Time or (y) the expiration of any notice period that is a condition precedent to any such termination.

6.12 Employee Matters. Following the execution of this Agreement:

(a) Parent will offer employment with Parent and/or the Surviving Corporation to those employees of the Company listed on Schedule 6.12(a) (the “Key Employees”), such employment to be effective as of the Closing and otherwise subject to the terms and conditions of this Agreement. Such employment shall be offered at a level and upon terms for comparable positions for employees of Parent, while taking into consideration the current market.

(b) Parent will offer employment with Parent and/or the Surviving Corporation to such other employees of the Company as Parent shall determine in its sole discretion (the “Continuing Employees”), such employment to be effective as of the Closing and otherwise subject to the terms and conditions of this Agreement. Such employment shall be offered at a level and upon terms for comparable positions for employees of Parent, while taking into consideration the current market.

(c) The Company shall terminate all employees not given offers of employment with Parent and/or the Surviving Corporation pursuant to this Section 6.12 and those employees who have received offers but who have not accepted (the “Terminating Employees”), all such terminations shall be effective within thirty (30) calendar days of delivery of the notice

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

provided by Parent to the Company pursuant to Section 6.18 hereof; provided, however, that in no case shall the terminations be effective later than the Business Day immediately prior to the Closing. The vesting of any unvested Company Options held by the Terminating Employees shall be fully accelerated prior to the termination of employment, and any severance payments made by the Company to a Terminating Employee shall be in cash only.

6.13 Proprietary Information and Inventions Assignment Agreement. The Company shall cause each current and shall use commercially reasonably efforts to cause each former employee of the Company to have entered into and executed, and each person who becomes an employee of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an Employee Proprietary Information Agreement in the form of Exhibit C-1 with the Company effective as of such Employee’s first date of employment or service. The Company shall use best efforts to cause each current and former consultant or contractor of the Company (other than any consultant or contractor who did not have any involvement in product research, design, development, engineering, testing, or support or access to proprietary information) to have entered into and executed, and each person who becomes a consultant or contractor of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement in the form of Exhibit C-2 with the Company effective as of such consultant or contractor’s first date of service.

6.14 New Employment Benefits. Key Employees and Continuing Employees shall be eligible to receive benefits consistent with Parent’s applicable human resources policies. Parent will or will cause the Surviving Corporation or appropriate Subsidiary of Parent to give such employees credit under such policies for prior service at the Company for purposes of eligibility and vesting under any plan of Parent intended to qualify within the meaning of Section 401(a) of the Internal Revenue Code. The Company shall terminate, effective as of the Closing Date, all employment or similar agreements and other arrangements with its employees and contractors.

6.15 No Liability for New Employees or Former Employees. The parties hereto agree that neither Parent nor Sub shall have any liability for (a) any employees hired by the Company after the date hereof, and (b) any employees that terminate their employment with the Company after the date hereof, in the event the Merger is not consummated.

6.16 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to cause each officer and director of the Company to execute a resignation letter effective as of the Effective Time.

6.17 Termination of 401(k) Plan. Effective as of no later than the Business Day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate (as such term is defined in Section 3.14(a) hereof) shall terminate any and all group severance, salary continuation and separation programs and all Company Employee Plans intended to include a Internal Revenue Code Section 401(k) arrangement (each, a “401(k) Plan”), unless Parent provides written notice to the Company that one or more of such 401(k) Plans shall not be terminated. Unless Parent provides such written notice to the Company, no later than fifteen (15) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such 401(k) Employee Plan(s) as Parent may reasonably require with adequate prior notice to the Company.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

6.18 Section 280G. The Company shall promptly submit to the shareholders of the Company for approval (in a manner satisfactory to Parent), by such number of Company shareholders as is required by the terms of Section 280G(b)(5)(B) of the Internal Revenue Code, any payments and/or benefits that may separately or in the aggregate constitute “parachute payments” pursuant to Section 280G of the Internal Revenue Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent), such that payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that (A) a vote of the shareholders of the Company was solicited in conformance with Section 280G of the Internal Revenue Code and the regulations thereunder and the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the shareholder vote (the “280G Shareholder Approval”), or (B) that the 280G Shareholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the shareholder vote. Parent shall provide the Company with a list of the Continuing Employees, Terminating Employees, Key Employees and the RSU Employees (and their respective allocations) as soon as practicable, but in any case no later than thirty (30) calendar days prior to the Closing Date.

6.19 Spreadsheet. The Company shall deliver to Parent and the Exchange Agent a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 6.19, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing. The Spreadsheet shall reflect the exercise of all Company Warrants to be exercised prior to the Closing, and shall include, among other things, the following information: all Shareholders and Cashed-Out Company Optionholders and their respective addresses, the number of shares of Company Capital Stock held by such persons, the respective certificate numbers (other than with respect to Company Options and Company Warrants), the date of acquisition of such shares, the Escrow Amount to be held back pursuant to Section 2.6(a)(iv), the number of Merger Shares to be issued and amount of Merger Cash to be paid to each holder at Closing, outstanding Shareholder loans (if any) to be deducted from any consideration payable to a Shareholder pursuant to Section 2.6(f), and such other information relevant thereto or which the Exchange Agent may reasonably request. The Company shall deliver the Spreadsheet three (3) Business Days prior to the Closing Date.

6.20 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed notice and certificate (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

6.21 Affiliate Agreements. Schedule 6.21 hereto sets forth those persons who, in the Company’s reasonable judgment, are or may be “affiliates” of the Company within the meaning of Rule 145 (each such person, a “Rule 145 Affiliate”) promulgated under the Securities Act (“Rule 145”). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. Parent and Sub shall be entitled to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock and to place the following legend on the certificates evidencing any Parent Common Stock to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION CLOSED ON [DATE] BETWEEN SPREADTRUM COMMUNICATIONS, INC. AND QUORUM SYSTEMS, INC. TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall so instruct its transfer agent, if the Rule 145 Affiliate holding the applicable shares delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

6.22 Director and Officer Liability.

(a) For a period of six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor and fulfill in all respects the obligations of the Company under any and all indemnification agreements in effect immediately prior to the Effective Time between the Company and any of its current or former directors and officers (the “Covered Parties”). In addition, for a period of six (6) years following the Effective Time, Parent shall and shall cause the Surviving Corporation to cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws of the Company immediately prior to the Effective Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Law.

(b) For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the existing policy of the Company’s directors’ and officers’ and fiduciary liability insurance, if any (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby, to the extent that such acts or omissions are covered by the D&O Policy) with a maximum liability amount of $3,000,000; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in any one year an amount in excess of two (2) times the cost of the Company’s existing D&O Policy (the “Maximum Annual Premium”); and provided, further, that if the annual premiums of such

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, either the Company or Parent may, in either’s discretion, purchase a six-year “tail” prepaid policy on the D&O Policy on terms and conditions no less advantageous than the D&O Policy, provided that the amount paid by the Company for such “tail” policy shall not exceed six (6) times the Maximum Annual Premium. In the event that the Company purchases such a “tail” policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.22(b) for so long as such “tail” policy shall be maintained in full force and effect.

6.23 RSU Grants. At or before the Closing, Parent shall grant restricted stock units (“RSUs”) [***] to certain employees and consultants of the Company, such employees and consultants to be determined by Parent prior to the Closing in consultation with the Company (the “RSU Employees”). The terms of the RSUs shall provide for, among other things, the following vesting schedule:

(a)  1 /3 of the RSUs held by each RSU Employee shall be associated with the milestone referenced in Section 2.13(a)(i) herein (the “Milestone 1 RSUs”), and provided that such milestone is achieved, 50% of the Milestone 1 RSUs shall vest upon the two-year anniversary of the Closing and monthly thereafter over the next twelve (12) months, in each case provided that the RSU Employee remains continuously employed with the Surviving Corporation, Parent or an Affiliate thereof (or in the case of an RSU Employee who is a consultant of the Surviving Corporation, Parent or an Affiliate thereof, continues to provide consulting services in accordance with the applicable consulting agreement between such RSU Employee and the Surviving Corporation, Parent or an Affiliate thereof) through such dates and as otherwise provided for in Parent’s 2007 Equity Incentive Plan and the RSU agreement entered into with the RSU Employee.

(b)  1/3 of the RSUs held by each RSU Employee shall be associated with the milestone referenced in Section 2.13(a)(ii) herein (the “Milestone 2 RSUs”), and provided that such milestone is achieved, 50% of the Milestone 2 RSUs shall vest upon the two-year anniversary of the Closing and monthly thereafter over the next twelve (12) months, in each case provided that the RSU Employee remains continuously employed with the Surviving Corporation, Parent or an Affiliate thereof (or in the case of an RSU Employee who is a consultant of the Surviving Corporation, Parent or an Affiliate thereof, continues to provide consulting services in accordance with the applicable consulting agreement between such RSU Employee and the Surviving Corporation, Parent or an Affiliate thereof) through such dates and as otherwise provided for in Parent’s 2007 Equity Incentive Plan and the RSU agreement entered into with the RSU Employee.

(c)  1/3 of the RSUs held by each RSU Employee shall be associated with the milestone referenced in Section 2.13(a)(iii) herein (the “Milestone 3 RSUs”), and provided that such milestone is achieved, 50% of the Milestone 3 RSUs shall vest upon the two-year anniversary of the Closing, and monthly thereafter over the next twelve (12) months, in each case provided that the RSU Employee remains continuously employed with the Surviving Corporation, Parent or an Affiliate thereof (or in the case of an RSU Employee who is a consultant of the Surviving Corporation, Parent or an Affiliate thereof, continues to provide consulting services in accordance with the applicable consulting agreement between such RSU Employee and the Surviving Corporation, Parent or an

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

Affiliate thereof) through such dates and as otherwise provided for in Parent’s 2007 Equity Incentive Plan and the RSU agreement entered into with the RSU Employee; provided, however, that [***] for reasons not attributable to the RSU Employees working on such project, 50% of the Milestone 3 RSUs shall be deemed vested as of such date of termination.

(d) If any of the RSU Employees is terminated without Cause (as defined below) at any time within two (2) years of the Closing, and any of the Milestone 1 RSU, Milestone 2 RSU and/or Milestone 3 RSU (collectively “RSU Milestones”) is achieved within three (3) months of such termination date (provided such RSU Milestone is met within the Earn-Out Period), the RSUs associated with such RSU Milestone, the applicable RSUs held by such RSU Employee shall be deemed fully vested.

(e) “Cause” shall mean: (i) an act of personal dishonesty harmful to, fraud against, or misappropriation of property belonging to, the Surviving Corporation, Parent and/or any Subsidiary of Parent; (ii) conviction of, or entry of a plea of nolo contendere or guilty to, a felony or a crime involving fraud, embezzlement or any act of moral turpitude; (iii) commission of an act that constitutes gross misconduct and that causes injury to the Surviving Corporation, Parent and/or any Subsidiary of Parent; (iv) material breach of any confidentiality or proprietary information agreement entered into with or for the benefit of the Surviving Corporation, Parent and/or any Subsidiary of Parent, or any unauthorized use of the proprietary information of the Surviving Corporation, Parent and/or any Subsidiary of Parent; (v) material breach of any noncompetition/nonsolicitation agreement with the Surviving Corporation, Parent and/or any Subsidiary of Parent; (vi) material breach of any policies of the Surviving Corporation, Parent and/or any Subsidiary of Parent; (vii) failure to cooperate with an investigation initiated by the board of directors of the Surviving Corporation, Parent and/or any Subsidiary of Parent; or (viii) failure to satisfactorily perform duties after written notice of, and a period of ten (10) days to cure, such performance failure.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

(a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(b) Federal Securities Law Compliance. The transactions contemplated by this Agreement relating to the issuance of Parent Common Stock in the Merger shall have satisfied the requirements of one or more exemptions from registration under the Securities Act.

(c) Governmental Approval. All Approvals from any Governmental Entity relating to the transactions contemplated by this Agreement shall have been obtained.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

7.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Company and the Founders in this Agreement (other than the representations and warranties as of a specified date, each of which shall be true and correct as of such date), shall have been true and correct on the date they were made, and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or “knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) the Company shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.

(b) No Material Adverse Effect. Since the Interim Financial Statement Date, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect, determined without regard to whether such change constitutes a breach of a representation or warranty.

(c) Shareholder Approval. The Shareholder Approval remains valid and in effect.

(d) 280G Payments. With respect to any payments and/or benefits that Parent reasonably determines may constitute a Section 280G Payment, the shareholders of the Company shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Internal Revenue Code, any such Section 280G Payments, or (ii) shall have voted upon and disapproved such payments and/or benefits and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Parent shall not have any liabilities with respect to any Section 280G Payments.

(e) Dissenters’ Rights. Holders of no more than three percent (3%) of the outstanding shares of the Company’s Capital Stock shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable Law with respect to their Company Capital Stock by virtue of the Merger.

(f) Litigation. There shall be no Action or Proceeding of any nature pending, or overtly threatened, (i) against the Company, its Assets and Properties or any of its officers or directors arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 7.1(a) hereof, that is reasonably likely to materially and adversely affect the consummation of the Merger, or (ii) against the Company, its Assets and Properties or any of its officers or directors that has had or is reasonably likely to have a Company Material Adverse Effect.

(g) Third Party Consents. The Company shall have delivered to Parent all necessary assignments of Contracts and consents, waivers, and approvals of parties to each Contract (including Lease Agreements) set forth on Schedule 7.2(g) hereto as are required thereunder for such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.

(h) Termination of Agreements. The Company shall have terminated each of those Contracts listed on Schedule 7.2(h) hereto effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect. Parent shall provide the Company with Schedule 7.2(h) at least thirty (30) calendar days prior to the Closing.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(i) Key Employees. At least eighty percent (80%) of the Key Employees shall have entered into employment agreements, on terms acceptable to the parties thereto, with Parent and/or the Surviving Corporation, which employment agreements shall provide for, among other things, certain non-compete and non-solicitation restrictions applicable to such Key Employees. Such employment agreements shall be in full force and effect as of the Effective Time, and each such Key Employee shall have agreed to be an employee of Parent and/or the Surviving Corporation after the Closing, shall be an employee of the Company immediately prior to the Effective Time, and shall not have notified (whether formally or informally) Parent or the Company of such Key Employee’s intention of leaving the employ of Parent and/or the Surviving Corporation following the Effective Time. Parent shall provide the Company with a list of Key Employees at least thirty (30) days prior to the Closing.

(j) Continuing Employees. At least eighty percent (80%) of the Continuing Employees shall have accepted offer letters from Parent and/or the Surviving Corporation and shall have executed all other standard employment forms of Parent. Each such Continuing Employee shall have agreed to be an employee of Parent and/or the Surviving Corporation after the Closing, shall be an employee of the Company immediately prior to the Effective Time, and shall not have notified (whether formally or informally) Parent or the Company of such Continuing Employee’s intention of leaving the employ of Parent and/or the Surviving Corporation following the Effective Time. Parent shall provide the Company with a list of such Continuing Employees at least thirty (30) calendar days prior to the Closing.

(k) Employee Releases. No later than the Business Day immediately prior to the Closing, the Company shall have terminated the employment of each Terminating Employee, and each such Terminating Employee (along with any other employee of the Company whose employment is terminated after the date hereof and prior to the Closing) shall have duly and validly executed and returned to the Company a release (which shall set forth severance terms, if any) in form and substance acceptable to Parent.

(l) Resignation of Officers and Directors. Parent shall have received a written resignation letter from each of the officers and directors of the Company effective as of the Effective Time in a form acceptable to Parent.

(m) Termination of 401(k) Plans. Unless Parent has otherwise instructed the Company pursuant to Section 6.17 hereof, Parent shall have received from the Company evidence reasonably acceptable to Parent that all 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the Business Day immediately preceding the Closing Date.

(n) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company in the form attached hereto as Exhibit D.

(o) Company Warrants. Parent shall have received a consent and release from each holder of outstanding Company Warrants, in a form reasonably satisfactory to Parent.

(p) Spreadsheet. Parent and the Exchange Agent shall have received from the Company three (3) Business Days prior to the Closing Date the Spreadsheet pursuant to Section 6.19, which shall have been certified as of the Closing Date as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(q) Certificate of the Company. Parent shall have received certificates from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:

(i) each of the representations and warranties made by Company and the Founders in this Agreement (other than the representations and warranties of the Company and the Founders as of a specified date, each of which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or “knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date; and

(ii) the Company has performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.

(r) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Company’s current certificate of incorporation and bylaws, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder, were unanimously approved by the Board of Directors) and (iii) that the shareholders of the Company constituting the Final Shareholder Approval have adopted and approved the Merger, this Agreement and the consummation of the transactions contemplated hereby, and approval of any payments and/or benefits that may be deemed to constitute a Section 280G Payment.

(s) Certificate of Good Standing. Parent shall have received a certificate of good standing from the Secretary of State of the State of Delaware which is dated within two (2) Business Days prior to Closing with respect to the Company.

(t) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

(u) No Conversion of Company Preferred Stock. No shares of Company Preferred Stock shall have been converted to Company Common Stock between the date of this Agreement and the Closing Date.

(v) Amendment of Certificate of Incorporation. The Company shall have amended its certificate of incorporation so as to effect the payment of the payment of Merger Cash and Merger Shares as provided for herein.

(w) Technology Export Licenses. The Company shall have obtained the technology export licenses set forth in Schedule 7.2(w).

(x) CFIUS Filing. Subject to Parent’s decision to jointly file the CFIUS Filing, which decision shall be made no later than the date of this Agreement, the Merger shall have been approved by the Committee on Foreign Investment in the United States.

(y) Payment of Debt; Release of Liens. The Company shall have paid off all outstanding debt, and Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 7.2(y).

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, each of which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) each of Parent and Sub shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing Date.

(b) Certificate of Parent. The Company shall have received a certificate from Parent, validly executed by the President and Chief Executive Officer of Parent for and on Parent’s behalf, to the effect that, as of the Closing:

(i) each of the representations and warranties made by Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, each of which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date; and

(ii) Parent and Sub have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed or complied with by Parent and Sub as of the Closing.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

8.1 Survival of Representations and Warranties.

(a) The representations and warranties of the Company set forth in this Agreement, or in any certificate delivered pursuant to this Agreement, shall survive the Closing and the Effective Time for a period of eighteen (18) calendar months following the Closing Date (the “Survival Date”); provided, however, that in the event of fraud, such representation or warranty shall survive indefinitely with respect to the Person committing such fraud; and provided, further, that notwithstanding the foregoing, the representations and warranties of the Company set forth in Section 3.2 hereof (Authority), Section 3.3 hereof (Capital Stock) and Section 3.11 hereof (Taxes) shall survive the Closing and the Effective Time until the expiration of the statutes of limitations (including extensions thereof) applicable to the matters referenced therein (the representations and warranties referenced in the foregoing clauses each being referred to herein as a “Specified Representation”).

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(b) The representations and warranties of Parent and Sub set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall expire at the Effective Time.

(c) The agreements, covenants and other obligations of the parties hereto shall survive the Closing and the Effective Time in accordance with their respective terms.

8.2 Indemnification.

(a) By virtue of the consummation of the Merger, except with respect to Fraud Claims (as defined below), as Parent’s sole and exclusive remedy hereunder, the Shareholders and the Cashed-Out Company Optionholders (together, the “Indemnifying Parties”) agree to severally (and not jointly) in accordance with their Pro Rata Portion, indemnify and hold harmless Parent and its officers, directors, Affiliates, employees, agents and representatives, including the Surviving Corporation (the “Indemnified Parties”), against all claims, losses, liabilities, damages, deficiencies (excluding diminution in value, lost profits, consequential damages and lost business opportunity), costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing, reduced by the amount of any payment received by such Indemnified Party or an Affiliate thereof, with respect to the Losses to which such indemnity claim relates, from an insurance carrier, including with respect to insurance against professional liability (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of: (i) any breach or inaccuracy of a representation or warranty by the Company or the Founders contained in this Agreement or any certificates or other instruments delivered by or on behalf of the Company or the Founders pursuant to this Agreement (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality”, a “Company Material Adverse Effect” or “knowledge” contained therein); (ii) any failure by the Company to perform or comply with any covenant applicable to it contained in this Agreement or any certificates or other instruments delivered pursuant to this Agreement; (iii) any fraud in connection with this Agreement or any certificates or other instruments delivered pursuant to this Agreement on the part of the Company or the Founders (“Fraud Claims”); (iv) any Dissenting Share Payments, to the extent that such Dissenting Share Payments exceed the consideration that such dissenting Shareholders would have received in the Merger had no Dissenting Share Payments been made; (v) any Final Assumed Liability Adjustment; (vi) any payment or consideration arising under any Approvals of any party under any agreement as are required in connection with the Merger or for any such agreement to remain in full force or effect following the Effective Time; (vii) any failure of the Spreadsheet to be true and correct in all respects; (viii) any Tax liability of the Company or Affiliate thereof relating to any period of time before and through the Closing Date (the “Pre-Closing Period”) other than Taxes properly accrued or reserved on the balance sheet included in the Company Financials; (ix) [***]; (x) [***]; and (xi) provided that the Cashed-Out Company Optionholder Company Employment Taxes are not otherwise included as Transaction Liabilities in the final Company Assumed Assets and Liabilities Report under Section 2.6(h) hereof and adjusted for thereunder, any Losses related to the Cashed-Out Company Optionholder Company Employment Taxes (an “Employment Tax Claim”). The Indemnifying Parties (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(b) Any Person committing fraud in connection with this Agreement or any certificate or other instrument delivered pursuant to this Agreement, or who has knowledge of the same, shall be severally, and not jointly, liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of such fraud committed by such Person (or who has actual knowledge of the same).

8.3 Maximum Payments; Remedy.

(a) Except as set forth in Section 8.3(b) hereof, the maximum amount an Indemnified Party may recover from an Indemnifying Party individually pursuant to the indemnity set forth in Section 8.2 hereof for Losses shall be limited to such Indemnifying Party’s Pro Rata Portion of the Total Escrow Amount.

(b) Notwithstanding anything to the contrary set forth in this Agreement, in the event of Losses arising out of any Fraud Claim, each Indemnifying Party shall be liable for all such Losses up to the full amount of the Merger Consideration (for the avoidance of doubt, including any payments made pursuant to Section 2.13 hereof, if any, received by such Indemnifying Party), provided that nothing in this Agreement shall limit the liability of any Person (including any Indemnifying Party) for any such Losses if such Person perpetrated such fraud or had actual knowledge of the same, and nothing in this Agreement shall prevent or limit any right of other Indemnifying Parties for contribution from any other Indemnifying Party who perpetrated such fraud.

(c) Nothing in this Article VIII shall limit the liability of the Company for any breach by the Company of any representation, warranty or covenant contained in this Agreement, or in any certificates or other instruments delivered pursuant to this Agreement, if the Merger does not close.

(d) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(e) Notwithstanding anything to the contrary herein, nothing shall prohibit Parent from seeking and obtaining recourse against any Indemnifying Party in the event that Parent issues more shares of Parent Common Stock or pays more cash to the Indemnifying Party than the Indemnifying Party is entitled pursuant to Article II of this Agreement.

(f) Notwithstanding anything to the contrary herein but subject to Section 8.3(a) herein, nothing shall prohibit Parent from seeking and obtaining recourse pursuant to the terms of this Article VIII against any Indemnifying Party after the Survival Date for any breach or inaccuracy of a Specified Representation so long as the statute of limitations of such Specified Representation has not expired.

(g) Notwithstanding anything to the contrary herein, nothing shall prohibit Parent from seeking and obtaining recourse against any Indemnifying Party in the event that, as a result of any Final Assumed Liability Adjustment, the Total Indemnifying Party Amount is not sufficient to satisfy any Losses suffered by the Indemnified Parties; provided, however, that the Indemnifying Parties shall only be liable for an amount up to their Pro Rata Portion of the Final Assumed Liability Adjustment in such cases.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(h) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights of any party hereto to apply for equitable remedies to enforce the other party or parties’ obligations hereunder.

8.4 Escrow.

(a) Escrow Fund. By virtue of this Agreement and as partial security (subject to Section 8.4(b) below) for the indemnity obligations provided for in Section 8.2 hereof, at the Effective Time, Parent will deposit with the Escrow Agent the Total Escrow Amount without any act of the Indemnifying Parties, such deposit of the Total Escrow Amount to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Total Escrow Amount shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VIII. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b) Satisfaction of Claims. Except as provided for in Section 8.3(b), (f) and (g) herein, claims by an Indemnified Party for Losses pursuant to this Agreement shall be satisfied from the Total Escrow Amount only.

(c) Basket Amount.

(i) Notwithstanding any provision of this Agreement to the contrary, except as set forth in clause (ii) of this Section 8.4(c), an Indemnified Party may not recover any Losses under Section 8.2(a)(i) hereof unless and until one or more Officer’s Certificates identifying such Losses under Section 8.2(a)(i) in excess of $100,000 in the aggregate (the “Basket Amount”) has or have been delivered to the Escrow Agent and the Shareholder Representative as provided in Section 8.4(f) hereof, in which case Parent shall be entitled to recover all Losses so identified.

(ii) Parent shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any and all claims or payments made with respect to all Losses (1) incurred pursuant to clauses (ii) through (xi) of Section 8.2(a) hereof, and (2) that are Agreed-Upon Losses (as defined below).

(iii) For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, (2) specifying in reasonable detail the individual items of Losses included in the amount so stated (and the method of computation of each such item of Loss, if applicable), the date each such item was paid, sustained, incurred, or properly accrued (in accordance with GAAP), or the basis for such reasonably anticipated Loss(es); and (3) the basis for indemnification under Section 8.2(a) to which such item of Loss is related (including, if applicable, the specific nature of the misrepresentation, breach of warranty or covenant to which such item is related).

(d) Escrow Period; Distribution upon Termination of Escrow Periods.

(i) Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Pacific Standard Time, on the Survival Date (the “Escrow Period”).

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(ii) Promptly following the Survival Date (the “Escrow Distribution Date”), one hundred percent (100%) of the Total Escrow Amount, less any amount in respect of any satisfied and unsatisfied claims specified in any Officer’s Certificate (such unsatisfied claims, “Unresolved Claims”) delivered to the Escrow Agent and the Shareholder Representative on or prior to the Escrow Distribution Date with respect to facts and circumstances existing on or prior to the Survival Date (with respect to claims for Losses relating to representations and warranties for which the survival terminates on the Survival Date), shall be distributed to the Indemnifying Parties in accordance with clause (v) of this Section 8.4(d).

(iii) In the event that (1) Unresolved Claims exist following the expiration of the Escrow Distribution Date that relate to one or more Officers’ Certificates alleging Losses occurring before the Survival Date, and (2) the amount of Losses incurred by the Indemnified Parties is determined to be less than the amount claimed on all such Officers’ Certificates under the objection and conflict procedures in Section 8.4(g) and Section 8.4(h), then the Escrow Agent shall promptly deliver to the Indemnifying Parties that portion of such Unresolved Claim(s) that should have been distributed to the Indemnifying Parties at the Escrow Distribution Date had such Officers’ Certificates alleged the correct amount of Losses finally determined pursuant to Section 8.4(g) and Section 8.4(h), which portion of the Total Escrow Amount shall be distributed to the Indemnifying Parties in accordance with clause (vi) of this Section 8.4(d).

(iv) In the event that there exist Unresolved Claims following the expiration of the Escrow Period, as soon as all such Unresolved Claims have been resolved, the Escrow Agent shall promptly deliver the remaining portion of the Total Escrow Amount, if any, not required to satisfy such Unresolved Claims in accordance with clause (v) of this Section 8.4(d).

(v) Delivery of the Total Escrow Amount or any portion thereof out of the Escrow Fund to the Indemnifying Parties pursuant to this Section 8.4(d) shall be made in proportion to the Indemnifying Parties’ respective Pro Rata Portions of the remaining portion of the Total Escrow Amount, with the amount delivered to each Indemnifying Party rounded to the nearest whole cent.

(e) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VIII.

(ii) At the written direction of Parent, the Total Escrow Amount shall be invested in (A) U.S. Treasury bills with maturities of not more than thirty (30) days, or (B) a money market fund of the Escrow Agent (or another nationally recognized banking institution) and any interest paid on such Total Escrow Amount shall be segregated in a separate account and shall not be added to the Escrow Fund. In the absence of any written investment direction, the Escrow Agent shall invest the Total Escrow Amount in a U.S. Bank Money Market Account. All income earned on the Escrow Amount shall be belong to Parent, and shall be transferred to a bank account of Parent’s written designation within ten (10) Business Days of the end of each calendar quarter following the Effective Time. Within ten (10) Business Days of the Escrow Distribution Date, any income earned on the Escrow Amount not yet transferred to Parent will be transferred to a bank account designated in writing by Parent, as will any income earned with respect to Unresolved Claims. The Escrow Agent and the Indemnifying Parties shall not be responsible for any investment losses incurred on the Total Escrow Amount.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(f) Claims for Indemnification against the Escrow Fund.

(i) Upon receipt by the Escrow Agent at any time on or before the Escrow Distribution Date (with respect to claims for Losses relating to representations and warranties for which the survival terminates on the Survival Date) of an Officer’s Certificate, the Escrow Agent shall, subject to the provisions of Section 8.4(g) and Section 8.4(h) hereof, deliver to Parent, as promptly as practicable, an amount in cash held in the Escrow Fund equal to such Losses.

(ii) If the Shareholder Representative does not object in writing within the thirty (30) day period after delivery by Parent of the Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Shareholder Representative and the Indemnifying Parties that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate.

(g) Objections to Claims against the Escrow Fund. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Shareholder Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Total Escrow Amount pursuant to Section 8.4(f) hereof (other than Agreed-Upon Losses as described below) unless the Escrow Agent shall have received written authorization from the Shareholder Representative to make such delivery. After the expiration of such thirty (30) day period, subject to the limitations set forth in Section 8.4(f)(i) hereof, the Escrow Agent shall pay from the Escrow Fund an amount equal to the amount of Losses claimed in the Officer’s Certificate; provided that no such payment may be made if the Shareholder Representative shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”), and such Objection Notice shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period. Notwithstanding the foregoing, the Shareholder Representative hereby waives the right to object to any claims against the Escrow Fund in respect of any Agreed-Upon Loss. The Shareholder Representative hereby authorizes the Escrow Agent to pay from the Escrow Fund all such amounts equal to the amount of Losses claimed in any Officer’s Certificate in respect of any Agreed-Upon Loss as set forth in such Officer’s Certificate without regard to the thirty (30) day period set forth in this Section 8.4(g).

(h) Resolution of Conflicts; Arbitration.

(i) In case the Shareholder Representative delivers an Objection Notice in accordance with Section 8.4(g) hereof (other than in connection with Agreed-Upon Losses, for which the Shareholder Representative has waived the right to object), the Shareholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Total Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Objection Notice, either Parent or the Shareholder Representative may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Shareholder Representative. In the event that, within thirty (30) days after

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

submission of any dispute to arbitration, Parent and the Shareholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Shareholder Representative shall each select one arbitrator. The two (2) arbitrators so selected shall select a third arbitrator. If the Shareholder Representative fails to select an arbitrator during the fifteen (15) day period, then the rules then in effect of the American Arbitration Association for the appointment or selection of such arbitrator shall apply.

(iii) Any such arbitration shall be held in Santa Clara County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three (3) arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three (3) arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Indemnifying Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within thirty (30) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.

(iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Except as set forth in Section 8.4(h)(v) hereof, the forgoing arbitration provision shall apply to any dispute among the Indemnifying Parties and the Indemnified Parties under this Article VIII hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VIII (other than with respect to claims for indemnification outside of the Escrow Fund pursued directly against any Indemnifying Party or any other Person as permitted by this Article VIII).

(v) This Section 8.4(h) shall not apply to claims against the Total Escrow Fund made in respect of (A) any Dissenting Share Payments to the extent that such Dissenting Share Payments exceed the consideration that such dissenting Eligible Stockholders would have received in the Merger had no Dissenting Share Payments been made, (B) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 8.4(j) hereof, (C) any Final Assumed Liability Adjustment, (D) [***], (E) [***] and (F) any Employment Tax Claim (each of (A), (B), (C), (D), (E) and (F), an “Agreed-Upon Loss”). Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 8.4(f) hereof.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(i) Third-Party Claims. In the event Parent becomes aware of a third party claim or other circumstance, other than a claim or circumstance that is the subject of an Agreed-Upon Loss (a “Third Party Claim”), which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VIII, Parent shall notify the Shareholder Representative and the Escrow Agent of such claim or circumstance, and the Shareholder Representative shall be entitled on behalf of the Indemnifying Parties, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Shareholder Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Shareholder Representative has consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Article VIII to the amount of any Third Party Claim by Parent against the Escrow Fund or the Indemnifying Parties, with respect to such settlement. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Indemnified Parties in defense of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. Notwithstanding anything in this Agreement to the contrary, this Section 8.4(i) shall not apply to any Third Party Claim that is the subject of an Agreed-Upon Loss. Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 8.4(f) above.

(j) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Shareholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court, awards of arbitrators and written instructions of Parent and the Shareholder Representative. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, award of arbitrator or instructions, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment, decree or award being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by the Escrow Agent in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the Escrow Amount and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the Escrow Amounts held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: 50% to be paid by Parent and 50% to be paid by the Indemnifying Parties on the basis of the Indemnifying Parties’ respective Pro Rata Portions; provided, however, that in the event any Indemnifying Party fails to timely pay his or her Pro Rata Portion of the Agent Interpleader Expenses, the parties agree that Parent may at its option pay such Indemnifying Party’s Pro Rata Portion of the Agent Interpleader Expenses and recover an equal amount (which shall be deemed an Agreed-Upon Loss) from such Indemnifying Party’s Pro Rata Portion of the Escrow Fund. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties hereto and the Indemnifying Parties and their respective successors and assigns agree severally and not jointly to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of the Escrow Agent’s duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”) as follows: 50% to be paid by Parent and 50% to be paid by the Indemnifying Parties on the basis of the Indemnifying Parties’ respective Pro Rata Portions; provided, however, that in the event any Indemnifying Party fails to timely pay his or her Pro Rata Portion of the Agent Indemnification Expenses, the parties agree that Parent may at its option pay such Indemnifying Party’s Pro Rata Portion of the Agent Indemnification Expenses and recover an equal amount (which shall be deemed an Agreed-Upon Loss) from such Indemnifying Party’s Pro Rata Portion of the Escrow Fund.

(viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Shareholder Representative; provided, however, that no such resignation shall become effective until the appointment of a

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

successor escrow agent which shall be accomplished as follows: Parent and the Shareholder Representative shall use their commercially reasonable efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, Parent shall have the right to appoint a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by the Indemnifying Parties in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation. Such compensation shall be withdrawn first from the Shareholder Representative Deposit and, if there are not enough funds in the Shareholder Representative Deposit, from the Total Escrow Amount following, in either case, delivery to the Shareholder Representative of an invoice for such Escrow Agent ordinary services or extraordinary services.

(l) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

8.5 Shareholder Representative.

(a) By virtue of the approval of the Merger and this Agreement by the Indemnifying Parties, each of the Indemnifying Parties shall be deemed to have agreed to appoint, and by signing this Agreement, Enterprise Partners VI, LP as the agent and attorney-in-fact of each Indemnifying Party, as the Shareholder Representative for and on behalf of the Indemnifying Parties, to give and receive notices and communications, to agree to the adjustment (if any) of the Aggregate Consideration Amount pursuant to the terms of Section 2.6(h) hereof, to authorize payment to any Indemnified Party from the Escrow Fund, as appropriate, in satisfaction of claims by any Indemnified Party, to object to the foregoing adjustments or payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party, any dispute between any Indemnified Party and any such Indemnifying Party, any dispute relating to the Company Assumed Liabilities Report, in each case relating to this Agreement or the transactions contemplated hereby,

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Indemnifying Parties from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless holders of at least a two-thirds interest of the Escrow Fund agree to such removal and to the appointment of a new Shareholder Representative. Notwithstanding the foregoing, the Shareholder Representative shall have the right to resign upon at least sixty (60) days’ prior written notice to Parent and the Indemnifying Parties; provided, however, that if holders of at least a two-thirds interest of the Escrow Fund shall not have appointed a new Shareholder Representative within such sixty (60) day period (the “Vacancy Date”), then from the Vacancy Date until the date on which such holders shall have appointed a new Shareholder Representative, such Indemnifying Parties shall be deemed to have authorized, and the Escrow Agent shall, deliver payment to Parent pursuant to the terms of Section 8.4(f) hereof, without regard to the provisions of Section 8.4(g) and Section 8.4(h). No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Indemnifying Parties.

(b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith. The Indemnifying Parties on whose behalf the Total Escrow Amount was contributed to the Escrow Fund shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative (“Shareholder Representative Expenses”). The Indemnifying Parties have agreed to pay the out-of-pocket expenses (including attorney’s fees and court costs) of the Shareholder Representative in this Article VIII (“Shareholder Representative Deposit”). The Shareholder Representative shall deduct $50,000 from the Merger Cash and establish and maintain such amount in a separate escrow account (the “Shareholder Representative Account”) for the Shareholder Representative Deposit solely for the purposes of paying, from time-to-time, such out-of-pocket expenses incurred by the Shareholder Representative in connection with performing and exercising its duties, rights and responsibilities under this Agreement on behalf of the Indemnifying Parties and distributing any remaining Shareholder Representative Deposit to the Indemnifying Parties in accordance with their respective contribution to the Shareholder Representative Deposit. The Shareholder Representative hereby acknowledges and agrees that the Shareholder Representative Deposit shall be used strictly in accordance with the terms and provisions of this Agreement.

(c) Concurrent with the final distribution of the Total Escrow Amount, the Shareholder Representative shall be entitled to receive the amounts due and payable to the Shareholder Representative or to such other parties pursuant to this Article VIII (to the extent such amounts have not theretofore been paid from the Shareholder Representative Deposit). The Indemnifying Parties shall be entitled to receive any remaining Shareholder Representative Deposit after giving effect to the distributions above. A decision, act, consent or instruction of the Shareholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.3 and Section 9.4 hereof, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties; and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. Parent, Sub and Exchange Agent is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(d) Notwithstanding anything in this Agreement to the contrary, the Shareholder Representative shall have no authority to act on behalf of any Indemnifying Party in connection with any claim by an Indemnified Party seeking recovery for any Losses outside of the Escrow Fund.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Subject to Section 9.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by mutual agreement of the Company and Parent;

(b) by Parent or the Company if the Closing Date shall not have occurred by December 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement; provided, further, that if the failure to consummate the Merger by the Termination Date is wholly or in part caused by a delay in (i) any Approval as may be required under merger control regulations (including, without limitation, the CFIUS filing required pursuant to Section 7.2(x) herein), (ii) failure to receive the technology export license required pursuant to Section 7.2(w), or (iii) any Approval and applicable waiting periods, as may be required under applicable blue sky laws, the Termination Date shall be automatically extended, without any action on the part of the parties, on a day-for-day basis by the amount of time necessary to satisfy (i) through (iii), as applicable, which extension shall in no event exceed sixty (60) days;

(c) by Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered Law or Order which is in effect and which has the effect of making the Merger illegal;

(d) by Parent if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would constitute an Action of Divestiture;

(e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or the Founders contained in this Agreement such that the conditions set forth in Section 7.2(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f) by the Company if none of the Company or the Founders is in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 7.3(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company, or its respective officers, directors or Shareholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that the provisions of Sections 6.2, 6.3, 6.15, 8.3(c) and 9.3 hereof, Article X hereof and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

9.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

9.4 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.4, the Shareholders agree that any amendment of this Agreement signed by the Shareholder Representative shall be binding upon and effective against the Shareholders whether or not they have signed such amendment.

9.5 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, the Founders and the Shareholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.5, the Shareholders agree that any extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Shareholders whether or not they have signed such extension or waiver.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 5.3, by email); provided, however, that notices sent by mail will not be deemed given until received:

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(a)	if to Parent or Sub, to:

Spreadtrum Communications, Inc.

Spreadtrum Center, Building No. 1,

Lane 2288, Zuchongzhi Road

Zhangjiang, Shanghai 201203

People’s Republic of China

Attn: Richard Wei and Eva Wang

Telephone: (8621) 5080-2727

Facsimile: (8621) 5895-5772

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Michelle Edwards and Scott Anthony

Telephone No.: (650) 493-9300

Facsimile No.: (650) 493-6811

(b)	if to the Company, to:

Quorum Systems, Inc.

9330 Scranton Road, Suite 450

San Diego, CA 92121

Attention: Bernard Xavier and Diane Horvath

Facsimile No.: (858) 546-0896

with a copy to:

Heller Ehrman LLP

4350 La Jolla Village Dr.

San Diego, CA 92130

Attention: Martin Nichols

Telephone No.: (858) 450-8400

Facsimile No.: (858) 450-8499

(c)	if to the Shareholder Representative:

Robert Conn (copying Susannah Cooper)

Enterprise Partners Venture Capital

2223 Avenida de la Playa

Suite 300

La Jolla, CA 92037

Telephone No.: (858) 731-0290

Facsimile No.: (858) 731-0291

E-mail address: rwconn@epvc.com and susannah@epvc.com

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

(d)	if to the Escrow Agent:

U.S. Bank National Association

One California Street

Suite 2100

San Francisco, CA 94111

Attention: Michael P. Susnow, Vice President

Telephone No.: (415) 273-4563

Facsimile No.: (415) 273-4591

10.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.3 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of Law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. For the avoidance of doubt, the term sheet, dated as of September 14, 2007 between Parent and the Company (the “Term Sheet”) shall be deemed terminated as of the date hereof, and all provisions thereof, including any provisions thereof which by their terms state that they shall survive the termination of the Term Sheet, shall be of no further force and effect.

10.4 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.5 Other Remedies. Except as otherwise expressly set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.6 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 8.4(h) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 8.4(h) hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

10.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank]

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

IN WITNESS WHEREOF, Parent, Sub, the Company, each of the Founders, the Shareholder Representative and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.

“PARENT”

SPREADTRUM COMMUNICATIONS, INC.

By:	/s/ Ping Wu
Name:	Ping Wu
Title:	President and Chief Executive Officer

“SUB”

BREEZE ACQUISITION CORPORATION

By:	/s/ Ping Wu
Name:	Ping Wu
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

IN WITNESS WHEREOF, Parent, Sub, the Company, each of the Founders, the Shareholder Representative and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.

“COMPANY”

QUORUM SYSTEMS, INC.

By:	/s/ Bernard Xavier
Name:	Bernard. Xavier
Title:	CEO

“FOUNDERS”

/s/ Bernard Xavier
Bernard Xavier

/s/ L. Jarrett Malone
Jarrett Malone

/s/ Lon Christensen
Lon Christensen

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

IN WITNESS WHEREOF, Parent, Sub, the Company, each of the Founders, the Shareholder Representative and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.

“SHAREHOLDER REPRESENTATIVE”

ENTERPRISE PARTNERS VI, LP

By: Enterprise Management Partners VI, LLC as General Partner

/s/ Robert Conn
Robert Conn, Managing Director

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

IN WITNESS WHEREOF, Parent, Sub, the Company, each of the Founders, the Shareholder Representative and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.

“ESCROW AGENT”

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Michael P. Susnow
Name:	Michael P. Susnow
Title:	Vice President